As filed with the Securities and Exchange Commission on October 31, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Asset Entities Inc.

(Exact name of registrant as specified in its charter)

Nevada	7372	88-1293236
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Crescent Ct, 7th Floor

Dallas, TX  75201

(214) 459-3117

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Krueger, Chief Financial Officer

100 Crescent Ct, 7th Floor

Dallas, TX  75201

(262) 527-0966

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis A. Bevilacqua, Esq.
Bevilacqua PLLC
1050 Connecticut Avenue, NW, Suite 500
Washington, DC 20036
(202) 869-0888

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED OCTOBER 31, 2024

Asset Entities Inc.

914,832 Shares of Class B Common Stock

This prospectus relates to the offer and resale from time to time of up to 914,832 shares of Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”), of Asset Entities Inc., a Nevada corporation (the “Company,” “we,” “us,” or “our”), by Ionic Ventures, LLC, a California limited liability company (“Ionic” or the “Selling Stockholder”), issuable upon the conversion of a variable amount of up to 256 shares   of Series A Convertible Preferred Stock, $0.0001 par value per share, of the Company (the “Series A Preferred Stock”), that are outstanding as of the date of this prospectus, of which 165 shares of Series A Preferred Stock were issued to the Selling Stockholder on each of May 24, 2024 and July 29, 2024, pursuant to the Securities Purchase Agreement, dated as of May 24, 2024, between the Company and Ionic, as amended by the First Amendment to Securities Purchase Agreement, dated as of June 13, 2024, between the Company and Ionic (as amended, the “Ionic Purchase Agreement”), and the Certificate of Designation of Series A Convertible Preferred Stock of the Company filed with the Secretary of State of the State of Nevada on May 24, 2024, as amended by the Certificate of Amendment to Designation filed with the Secretary of State of the State of Nevada on June 14, 2024, as amended by the Certificate of Amendment to Designation filed with the Secretary of State of the State of Nevada on September 4, 2024 at 9:58 AM Pacific Daylight Time, as amended by the Certificate of Amendment to Designation filed with the Secretary of State of the State of Nevada on September 4, 2024 at 11:38 AM Pacific Daylight Time (as amended, the “Certificate of Designation”), having an initial stated value (“Stated Value”) of $10,000 per share of Series A Preferred Stock, a cumulative annual dividend rate on the Stated Value of 6% (which will increase to 12% if a Triggering Event (as defined in the Certificate of Designation) occurs until such Triggering Event, if curable, is cured) payable in shares of Class B Common Stock (or cash at the Company’s option) upon conversion or redemption of the Series A Preferred Stock, an initial conversion price (“Conversion Price”) of $3.75 per share of Class B Common Stock, subject to adjustment including adjustments due to full-ratchet anti-dilution provisions, and an alternate Conversion Price equal to 85% (or 70% if the Class B Common Stock is suspended from trading on or delisted from a principal trading market or upon occurrence of a Triggering Event (as defined in the Certificate of Designation)) of the average of the lowest daily volume weighed average price of the Class B Common Stock during the Alternate Conversion Measuring Period (as defined in the Certificate of Designation) (the “Alternate Conversion Price”), subject to applicable limitations or restrictions (see “Prospectus Summary – Private Placement with Ionic Ventures, LLC”).

A holder of Series A Preferred Stock may not convert the Series A Preferred Stock into Class B Common Stock to the extent that such conversion would cause such holder’s beneficial ownership of Class B Common Stock to exceed 4.99% of the outstanding Class B Common Stock immediately after conversion, which may be increased by the holder to up to 9.99% upon no fewer than 61 days’ prior notice (the “Series A Beneficial Ownership Limitation”). Any conversion of shares of Series A Preferred Stock that would result in the holder beneficially owning in excess of 4.99% of the shares of Class B Common Stock will not be effected, and the shares of Class B Common Stock that would cause such excess will be held in abeyance and not issued to the holder until the date the Company is notified by the holder that its ownership is less than 4.99%, at the applicable Conversion Price, and subject to the holder’s compliance with other applicable procedural requirements for conversion. Holders of Series A Preferred Stock are not prohibited from delivering a Conversion Notice (as defined by the Certificate of Designation) while another Conversion Notice remains outstanding.

The Conversion Price also may not be lower than a separate floor price (the “Floor Price”) of $0.4275 per share, subject to adjustment for stock splits and similar transactions. If the Conversion Price would be less than the Floor Price, then, subject to the terms and conditions of the Certificate of Designation, the Stated Value will automatically increase in the manner provided pursuant to the Certificate of Designation. See “Description of Securities – Series A Preferred Stock”.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Class B Common Stock by the Selling Stockholder. See “Use of Proceeds” beginning on page 14 of this prospectus.

The Class B Common Stock is listed on The Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”), under the symbol “ASST.” As of October 30, 2024, the last reported sales price of the Class B Common Stock on Nasdaq was $1.025. Unless otherwise noted, the share and per share information in this prospectus have been adjusted to give effect to the one-for-five (1-for-5) reverse stock split (the “Reverse Stock Split”) of each of the Company’s authorized and issued and outstanding Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), and the authorized and issued and outstanding Class B Common Stock, which became effective as of 5:00 p.m. Eastern Time on July 1, 2024.

We have two classes of authorized Common Stock, $0.0001 par value per share (“common stock”), Class A Common Stock and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to voting and conversion. Each share of Class A Common Stock is entitled to ten votes per share and is convertible into one share of Class B Common Stock. Each share of Class B Common Stock is entitled to one vote per share. As of October 28, 2024, Asset Entities Holdings, LLC, a Texas limited liability company (“AEH”), the holder of all of the outstanding Class A Common Stock, holds approximately 80.1% of the voting power of our outstanding capital stock and is therefore our controlling stockholder. In addition, the officers, managers and beneficial owners of the shares held by AEH, all of whom are also some of our officers and directors, have controlling voting power in the Company by collectively controlling approximately 81.5% of all voting rights. As a result, we are a “controlled company” under Nasdaq’s rules, although we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq. See Item 1A. “Risk Factors – Risks Related to Ownership of Our Class B Common Stock – As a ‘controlled company’ under the rules of Nasdaq, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public stockholders.” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report”), which is incorporated by reference into this prospectus.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See Item 1A. “Risk Factors – Risks Related to Ownership of Our Class B Common Stock – We are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.” in the 2023 Annual Report, which is incorporated by reference into this prospectus.

The Selling Stockholder may offer and sell the securities being offered by means of this prospectus from time to time in public or private transactions, or both. These sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Stockholder may sell the securities being offered to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder, the purchasers of the securities being offered by means of this prospectus, or both. The Selling Stockholder may offer all, some or none of the securities being offered by means of this prospectus. The Selling Stockholder and any participating broker-dealer or affiliate of a broker-dealer may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer, affiliates of a broker-dealer or other “underwriters” within the meaning of the Securities Act may be regarded as underwriting commissions or discounts under the Securities Act. See “Plan of Distribution” for a more complete description of the ways in which the securities being offered by means of this prospectus may be sold.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus, in any applicable prospectus supplement, in any related free writing prospectus, and in the documents incorporated by reference into this prospectus, any accompanying prospectus supplement and any related free writing prospectus before you make an investment decision.

Neither the U.S. Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2024.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any supplement to this prospectus, and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference in this prospectus, any prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, prospectus supplement, or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any supplement to this prospectus, or any related free writing prospectus, or any sale of a security.

Trademarks, Trade Names and Service Marks

We use various trademarks, trade names and service marks in our business, including “AE 360 DDM”, “Asset Entities Where Assets Are Created”, “SiN”, “Social Influencer Network”, “Ternary D”, “Options Swing”, and associated marks. For convenience, we may not include the ℠, ® or ™ symbols, but such omission is not meant to indicate that we would not protect our intellectual property rights to the fullest extent permitted by law. Any other trademarks, trade names or service marks referred to in this prospectus or any document incorporated by reference into this prospectus are the property of their respective owners.

Industry and Market Data

We are responsible for the information contained in this prospectus or any document incorporated by reference into this prospectus. This prospectus and documents incorporated by reference into this prospectus include industry data and forecasts that we obtained from industry publications and surveys as well as public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Statements as to our ranking, market position and market estimates are based on third-party forecasts, management’s estimates and assumptions about our markets and our internal research. We have not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon in those sources. While we believe that all such information contained in this prospectus is accurate and complete, nonetheless such data involve uncertainties and risks, including risks from errors, and is subject to change based on various factors, including those discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus and documents incorporated by reference into this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus and the other information incorporated by reference into this prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus and the other documents incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus and the other documents incorporated by reference into this prospectus are forward-looking statements. See the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Unless otherwise noted, the share and per share information in this prospectus reflects the Reverse Stock Split ratio of 1-for-5 as if it had occurred at the beginning of the earliest period presented.

Company Overview

Asset Entities is a technology company providing social media marketing and content delivery services across Discord, TikTok, and other social media platforms. We also design, develop and manage servers for communities on Discord. Based on the growth of our Discord servers and social media following, we have developed three categories of services: (1) our Discord investment education and entertainment services, (2) social media and marketing services, and (3) our “AE.360.DDM” brand services. We also offer Ternary v2, a cloud-based subscription management and payment processing solution for Discord communities, which includes a suite of customer relations management tools and Stripe-verified payment processing. All of our services are based on our effective use of Discord as well as other social media including TikTok, X, Instagram, and YouTube.

Our Discord investment education and entertainment service is designed primarily by and for enthusiastic Generation Z, or Gen Z, retail investors, creators and influencers. Gen Z is commonly considered to be people born between 1997 and 2012. Our investment education and entertainment service focuses on stock, real estate, cryptocurrency, and NFT community learning programs designed for the next generation. While we believe that Gen Z will continue to be our primary market, our Discord server offering features education and entertainment content covering real estate investments, which is expected to appeal strongly to older generations as well. Our current combined server user membership is approximately 212,000 as of August 2024.

Our social media and marketing services utilize our management’s social influencer backgrounds by offering social media and marketing campaign services to business clients. Our team of social influencer independent contractors, which we call our “SiN” or “Social Influencer Network”, can perform social media and marketing campaign services to expand our clients’ Discord server bases and drive traffic to their businesses, as well as increase membership in our own servers.

Our “AE.360.DDM, Design Develop Manage” service, or “AE.360.DDM”, is a suite of services to individuals and companies seeking to create a server on Discord. We believe we are the first company to provide “Design, Develop and Manage,” or DDM, services for any individual, company, or organization that wishes to join Discord and create their own community. With our AE.360.DDM rollout, we are uniquely positioned to offer DDM services in the growing market for Discord servers.

Through Ternary v2, our subscription management and payment processing solution for Discord communities, subscribers can monetize and manage their Discord users. Ternary v2 simplifies the process for our subscribers to: (i) sell memberships to their Discord servers on their websites and collect payments through Stripe with daily payouts; (ii) add digital products and services and designate purchase options to their Discord servers; (iii) customize their user Discord permissions and roles and other Discord settings; and (iv) utilize our Discord bot to automatically apply their Discord user settings to authenticate new users, apply customizable permission sets to users, and remove users when their subscriptions expire. As a Stripe-verified partner through Ternary v2, we can also assist subscribers with integrating other platforms into their Discord servers with open application programming interfaces, further extending our platform’s capabilities.

We believe that we are a leading provider of all of these services, and that demand for all of our services will continue to grow. We expect to experience rapid revenue growth from our services. We believe that we have built a scalable and sustainable business model and that our competitive strengths position us favorably in each aspect of our business.

Our revenue depends on the number of paying subscribers to our Discord servers. During the three months ended June 30, 2024 and 2023, we received revenue from 1,238 and 348 Asset Entities Discord server paying subscribers, respectively.

Corporate Information

Our principal executive offices are located at 100 Crescent Court, 7th Floor, Dallas, TX 75201, and our telephone number is (214) 459-3117. We maintain a website at https://assetentities.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Retrospective Presentation of Reverse Stock Split

Except as otherwise indicated, all references to our common stock, share data, per share data and related information has been adjusted for the Reverse Stock Split ratio of 1-for-5 as if it had occurred at the beginning of the earliest period presented.

Private Placement with Ionic Ventures, LLC

Securities Purchase Agreement

On May 24, 2024, we entered into the Ionic Purchase Agreement, as amended on June 13, 2024, with Ionic for the issuance and sale of up to 330 shares of the Company’s newly designated Series A Preferred Stock for maximum gross proceeds of $3,000,000. The shares of the Series A Preferred Stock are convertible into shares of Class B Common Stock. Pursuant to the Ionic Purchase Agreement, we are required to issue and sell 165 shares of Series A Preferred Stock at each of two closings subject to the satisfaction of the terms and conditions for each closing. The first closing (the “First Closing”) occurred on May 24, 2024 for the issuance and sale of 165 shares of Series A Preferred Stock for gross proceeds of $1,500,000. The second closing (the “Second Closing”), for the issuance and sale of 165 shares of Series A Preferred Stock for gross proceeds of $1,500,000, occurred on July 29, 2024, which was the first business day on which the conditions specified in the Ionic Purchase Agreement for the Second Closing were satisfied or waived, including the filing and effectiveness of the First Registration Statement (as defined below) and the effectiveness of the Stockholder Approval (as defined below).

Registration Rights Agreement

In connection with the Ionic Purchase Agreement, the Company agreed to provide certain registration rights to Ionic, pursuant to the Registration Rights Agreement, dated as of May 24, 2024, between the Company and Ionic (the “Ionic Registration Rights Agreement”). The Ionic Registration Rights Agreement provides for the registration for resale of any and all shares of Class B Common Stock issuable to Ionic with respect to the shares of Series A Preferred Stock under the Ionic Purchase Agreement (the “Registrable Conversion Shares”). Within the later of 15 calendar days of the First Closing or May 24, 2024, the Company was required to file a registration statement (the “First Registration Statement”) for the offer and resale of the maximum number of Registrable Conversion Shares permitted to be covered in accordance with applicable Securities and Exchange Commission (“SEC”) rules, regulations and interpretations. The First Registration Statement was required to be declared effective within 45 days of the First Closing, or 90 days if the First Registration Statement received a review. Pursuant to these requirements, a Registration Statement on Form S-1 (File No. 333-280020) was originally filed by the Company with the SEC on June 7, 2024, and as amended, was filed to register the offer and resale of 385,894 shares of Class B Common Stock by Ionic, which, together with certain other securities registered for resale on the same registration statement, was considered the maximum number of Registrable Conversion Shares permitted to be covered in accordance with applicable SEC rules, regulations and interpretations, and was declared effective by the SEC on July 24, 2024. Following the Second Closing, which occurred on July 29, 2024, for the issuance and sale of an additional 165 shares of Series A Preferred Stock for gross proceeds of $1,500,000, the Company was required to file a registration statement (the “Second Registration Statement”) within 15 days of the Second Closing for the offer and resale of the maximum number of Registrable Conversion Shares permitted to be covered in accordance with applicable SEC rules, regulations and interpretations. The Second Registration Statement was required to be declared effective within 45 days of the Second Closing, or 90 days if the Second Registration Statement received a review. Pursuant to these requirements, a Registration Statement on Form S-1 (File No. 333-281438) was originally filed by the Company with the SEC on August 9, 2024, and as amended, was filed to register the offer and resale of 482,120 shares of Class B Common Stock by Ionic, which, together with certain other securities registered for resale on the same registration statement, was considered the maximum number of Registrable Conversion Shares permitted to be covered in accordance with applicable SEC rules, regulations and interpretations, and was declared effective by the SEC on September 11, 2024.

In the event the number of shares of Class B Common Stock available under the First Registration Statement and the Second Registration Statement is insufficient to cover all of the Registrable Conversion Shares, we are required to file at least one additional registration statement (each of such additional registration statement, the First Registration Statement, and the Second Registration Statement, and collectively, the “Registration Statement”) within 14 days of the date that the necessity arises and that such additional Registration Statement may be filed under SEC rules to cover such Registrable Conversion Shares up to the maximum permitted to be covered under SEC rules, which must be made effective within 45 days of such date, or 90 days if such additional Registration Statement receives a review. Pursuant to these requirements, the registration statement of which this prospectus forms a part was filed with the SEC.

Any failure to meet the filing deadline for either the First Registration Statement or the Second Registration Statement (“Filing Failure”) would have resulted in liquidated damages of 20,000 shares of Class B Common Stock. Any failure to meet the effectiveness deadline for any Registration Statement (“Effectiveness Failure”) will result in liquidated damages of 20,000 shares of Class B Common Stock. Each of the shares issuable upon a Filing Failure or an Effectiveness Failure must also be covered by a Registration Statement to the same extent as the Registrable Conversion Shares. We are required to use our best efforts to keep each Registration Statement effective until all such shares of Class B Common Stock are sold or may be sold without restriction pursuant to Rule 144 under the Securities Act (“Rule 144”), and without the requirement for us to be in compliance with the current public information requirement under Rule 144.

Terms of Series A Convertible Preferred Stock under Certificate of Designation and Securities Purchase Agreement

The Certificate of Designation designated 660 shares of the Company’s preferred stock as “Series A Convertible Preferred Stock,” and set forth the voting and other powers, preferences and relative, participating, optional or other rights of the Series A Preferred Stock. Each share of Series A Preferred Stock has an initial Stated Value of $10,000 per share.

The Series A Preferred Stock ranks senior to all other capital stock of the Company with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, unless the holders of the majority of the outstanding shares of Series A Preferred Stock consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series A Preferred Stock.

Holders of Series A Preferred Stock will be entitled to receive cumulative dividends in shares of Class B Common Stock (or cash at the Company’s option) on the Stated Value at an annual rate of 6% (which will increase to 12% if a Triggering Event occurs until such Triggering Event, if curable, is cured). Dividends will be payable upon conversion or redemption of the Series A Preferred Stock.

Holders of Series A Preferred Stock will be entitled to convert shares of Series A Preferred Stock into a number of shares of Class B Common Stock determined by dividing the Stated Value of such shares (plus any accrued but unpaid dividends and other amounts due, unless paid by the Company in cash) by the Conversion Price. The initial Conversion Price is $3.75, subject to adjustment including adjustments due to full-ratchet anti-dilution provisions. Holders may elect to convert shares of Series A Preferred Stock to Class B Common Stock at the Alternate Conversion Price equal to 85% (or 70% if the Company’s Class B Common Stock is suspended from trading on or delisted from a principal trading market or upon occurrence of a Triggering Event) of the average of the lowest daily volume weighed average price of the Class B Common Stock during the Alternate Conversion Measuring Period.

A holder of Series A Preferred Stock may not convert the Series A Preferred Stock into Class B Common Stock to the extent that such conversion would cause such holder’s beneficial ownership of Class B Common Stock to exceed the Series A Beneficial Ownership Limitation. Any conversion of shares of Series A Preferred Stock that would result in the holder beneficially owning in excess of 4.99% of the shares of Class B Common Stock will not be effected, and the shares of Class B Common Stock that would cause such excess will be held in abeyance and not issued to the holder until the date the Company is notified by the holder that its ownership is less than 4.99%, at the applicable Conversion Price, and subject to the holder’s compliance with other applicable procedural requirements for conversion. Holders of Series A Preferred Stock are not prohibited from delivering a Conversion Notice while another Conversion Notice remains outstanding.

The Certificate of Designation provides that the Conversion Price may not be lower than the Floor Price, which is currently $0.4275 per share, subject to adjustment for stock splits and similar transactions. The Series A Preferred Stock also may not be converted except to the extent that the shares of Class B Common Stock issuable upon such conversion may be resold pursuant to Rule 144 or an effective and available registration statement.

If a conversion of Series A Preferred Stock would have resulted in the issuance of an amount of shares of Class B Common Stock exceeding 19.99% of the Company’s common stock outstanding as of the date of the signing of the related binding agreement, which number of shares would be reduced, on a share-for-share basis, by the number of shares of common stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the Certificate of Designation under applicable rules of Nasdaq, including Nasdaq Listing Rule 5635(d) (such amount, the “Exchange Limitation”), the Conversion Price would have been required to be at least equal to the price (the “Minimum Price”) that would be the lower of the last closing price of the stock immediately preceding the signing of the related binding agreement and the average closing price for the five Trading Days (as defined below) immediately preceding the signing of the related binding agreement, before the effectiveness of the approval of such number of the holders of the outstanding shares of the Company’s voting securities as required by the Bylaws of the Company (the “Bylaws”) and the Nevada Revised Statutes (the “NRS”), to ratify and approve all of the transactions contemplated by the Transaction Documents (as defined in the Ionic Purchase Agreement), including the issuance of all of the shares of Series A Preferred Stock and shares of Class B Common Stock upon conversion of the shares of Series A Preferred Stock, all as may be required by the applicable rules and regulations of The Nasdaq Capital Market tier of Nasdaq (or any successor entity) (the “Stockholder Approval”). In the event that the Conversion Price on a Conversion Date (as defined in the Certificate of Designation) would have been less than the applicable Minimum Price or the Floor Price if not for the immediately preceding sentence, then, upon any conversion of shares of Series A Preferred Stock, the Stated Value will automatically be increased by an amount equal to the product obtained by multiplying (A) the higher of (I) the highest price that the Class B Common Stock trades at on the Trading Day immediately preceding the Conversion Date and (II) the applicable Conversion Price and (B) the difference obtained by subtracting (I) the number of shares of Class B Common Stock delivered (or to be delivered) to the holder on the applicable Conversion Date with respect to such conversion of shares of Series A Preferred Stock from (II) the quotient obtained by dividing (x) the Stated Value (plus any accrued but unpaid dividends and other amounts due on such shares) of the Series A Preferred Stock being converted that the holder has elected to be the subject of the applicable conversion, by (y) the applicable Conversion Price.

The Ionic Purchase Agreement required that the Company obtain the Stockholder Approval, by the prior written consent of the requisite stockholders as required by the Bylaws and the NRS, to ratify and approve all of the transactions contemplated by the Transaction Documents, including the issuance of all of the shares of Series A Preferred Stock and shares of Class B Common Stock issuable upon conversion of such shares pursuant to the Ionic Purchase Agreement, all as may be required by the applicable rules and regulations of The Nasdaq Capital Market tier of Nasdaq (or any successor entity). The Ionic Purchase Agreement and the Certificate of Designation further required that the Company file a Preliminary Information Statement on Schedule 14C with the SEC within 10 days of the date of the First Closing followed by the filing of a Definitive Information Statement on Schedule 14C with the SEC within 20 days of the date of the First Closing, or within 45 days of the date of the First Closing if delayed due to a court or regulatory agency, including but not limited to the SEC, which was required to disclose the Stockholder Approval. In accordance with the rules of the SEC, the Stockholder Approval was required to become effective 20 days after the Definitive Information Statement was sent or given in accordance with SEC rules.

In accordance with the requirements and provisions described above, on May 24, 2024, the Company obtained the execution of a written consent in lieu of a special meeting of a majority of the voting power of the stockholders of the Company approving a resolution approving the issuance of Class B Common Stock in aggregate in excess of the limitations provided by Nasdaq Listing Rule 5635(d), including that an amount of shares of Class B Common Stock equal to or greater than 20% of the total common stock or voting power outstanding on the date of the Certificate of Designation may be issued pursuant to the Certificate of Designation at a price that may be less than the Minimum Price. On May 31, 2024, the Company filed a Preliminary Information Statement on Schedule 14C with the SEC. On June 13, 2024, the Company filed a Definitive Information Statement on Schedule 14C with the SEC disclosing the Stockholder Approval. As of the 20th day following actions meeting these and other applicable requirements, the Company is permitted to issue more than the limited number of shares as defined by the Exchange Limitation, at a Conversion Price that may be below the Minimum Price.

Under the Ionic Purchase Agreement, if the closing price of the Class B Common Stock falls below $3.75 per share, the holder’s total sales of Class B Common Stock will be restricted. The holder may only sell either the greater of $25,000 per Trading Day or 15% of the daily trading volume of the Class B Common Stock reported by Bloomberg, LP, until the closing price exceeds $3.75. “Trading Day” is defined as a day on which the principal trading market for the Class B Common Stock is open for trading for at least six hours.

In addition, while any of the shares of Series A Preferred Stock are outstanding, if the closing price of the Class B Common Stock is equal to or less than $0.4275 per share for a period of ten consecutive Trading Days, then the Company will promptly take all corporate action necessary to authorize a reverse stock split of the Class B Common Stock by a ratio equal to or greater than 300% of the quotient obtained by dividing $0.4275 by the lowest closing price of the Class B Common Stock during such ten-Trading Day period, including calling a special meeting of stockholders to authorize such reverse stock split or obtaining written consent for such reverse stock split, and voting the management shares of the Company in favor of such reverse stock split.

The Series A Preferred Stock will automatically convert to Class B Common Stock upon the 24-month anniversary of the initial issuance date of the Series A Preferred Stock.

The Company will have the right at any time to redeem all or any portion of the Series A Preferred Stock then outstanding at a price equal to 110% of the Stated Value plus any accrued but unpaid dividends and other amounts due.

Holders of the Series A Preferred Stock will generally have the right to vote on an as-converted basis with the Class B Common Stock, subject to the Series A Beneficial Ownership Limitation.

Under the Ionic Purchase Agreement, the Company may not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, any securities of the Company without the prior express written consent of Ionic (other than as required by the Certificate of Designation). In addition, the Company generally may not sell securities in a financing transaction while Ionic beneficially owns any shares of Series A Preferred Stock or common stock until the end of the 30-day period following the initial date of the effectiveness of each Registration Statement or during any Alternate Conversion Measuring Period. In addition, the Company may not file any other registration statement or any offering statement under the Securities Act, other than a registration statement on Form S-8 or supplements or amendments to registration statements that were filed and effective as of the date of the Ionic Purchase Agreement (solely to the extent necessary to keep such registration statements effective and available and not with respect to any Subsequent Placement), unless each of the First Registration Statement and the Second Registration Statement is effective and the respective prospectuses are available for use, or the outstanding shares of Series A Preferred Stock and underlying shares of Class B Common Stock may be resold without limitation under Rule 144. However, see “—Waivers and Consents to ATM Financing” below.

Issuance of Warrants and Assignment of Rights to July 2024 Boustead Warrant

The engagement letter agreement, dated November 29, 2021 (the “Boustead Engagement Letter”), between the Company and Boustead Securities, LLC, a registered broker-dealer (“Boustead”), provides in relevant part that during the term that began on November 29, 2021 and ending 12 months following the termination or expiration of the Boustead Engagement letter, which occurred on February 7, 2024, if the Company sells securities in an investment transaction, the Company must compensate Boustead with a cash fee equal to 7% of gross proceeds, a non-accountable expense allowance equal to 1% of gross proceeds, and warrants that may be exercised to purchase an amount of shares that is equal to 7% of the shares issued or underlying the securities issued in the investment transaction. Pursuant to the Underwriting Agreement, dated February 2, 2023, between the Company and Boustead, as representative of the underwriters of the Company’s initial public offering (the “Underwriting Agreement”), all terms and conditions of the Boustead Engagement Letter that are not subject to the terms and conditions of the Underwriting Agreement, including the ongoing compensation terms under the Boustead Engagement Letter, remain in full force and effect. However, see “—Waivers and Consents to ATM Financing” below.

Pursuant to the ongoing compensation terms of the Boustead Engagement Letter and the Underwriting Agreement, the Company was required to pay Boustead a fee equal to 7% of the aggregate purchase price and a non-accountable expense allowance equal to 1% of the aggregate purchase price for the Series A Preferred Stock. On the date of each of the First Closing and the Second Closing, the Company therefore paid Boustead $120,000, for a total amount of $240,000. In addition, on the date of the First Closing (May 24, 2024), the Company was required to issue a warrant to Boustead for the purchase of 30,800 shares of Class B Common Stock, equal to 7% of the number of shares of Class B Common Stock that may be issued upon conversion of the shares of Series A Preferred Stock sold at the First Closing at the initial Conversion Price of $3.75 per share (the “May 2024 Boustead Warrant”). On the date of the Second Closing (July 29, 2024), the Company was required to issue a warrant (the “July 2024 Boustead Warrant”) to Boustead for the purchase of 30,800 shares of Class B Common Stock, equal to 7% of the number of shares of Class B Common Stock that may be issued upon conversion of the shares of Series A Preferred Stock sold at the Second Closing at the initial Conversion Price of $3.75 per share, subject to the Exchange Limitation before the effectiveness of the Stockholder Approval.

Pursuant to an Assignment and Assumption Agreement, dated as of July 30, 2024, among Boustead, Sutter Securities, Inc., a registered broker-dealer and an affiliate of Boustead (“Sutter”), and the Company (the “First July 2024 Boustead Warrant Assignment Agreement”), all of the rights to the July 2024 Boustead Warrant were assigned by Boustead to Sutter. Pursuant to an Assignment and Assumption Agreement, dated as of July 30, 2024, among Sutter, Michael R. Jacks (the “Boustead Warrant Assignee”), Boustead, and the Company (the “Second July 2024 Boustead Warrant Assignment Agreement”), all of the rights to the July 2024 Boustead Warrant were assigned by Sutter to the Boustead Warrant Assignee, a registered representative of Sutter. Pursuant to the First July 2024 Boustead Warrant Assignment Agreement and the Second July 2024 Boustead Warrant Assignment Agreement, the July 2024 Boustead Warrant was cancelled, and a warrant (the “July 2024 Boustead Assignee Warrant”) was issued to the Boustead Warrant Assignee. The terms of the July 2024 Boustead Assignee Warrant are identical to those of the July 2024 Boustead Warrant.

The May 2024 Boustead Warrant and the July 2024 Boustead Assignee Warrant have an exercise price of $3.75 per share, are exercisable for a period of five years, and contain cashless exercise provisions.

Pursuant to the ongoing compensation terms of the Boustead Engagement Letter and the Underwriting Agreement, we will be required to issue 1,400 shares of Class B Common Stock to Boustead upon the occurrence of any Effectiveness Failure. Notwithstanding certain provisions in the Boustead Engagement Letter, the May 2024 Boustead Warrant and the July 2024 Boustead Assignee Warrant will not contain piggyback registration rights and will not contain anti-dilution provisions for future stock issuances, etc., at a price or at prices below the exercise price per share, or provide for automatic exercise immediately prior to expiration. The May 2024 Boustead Warrant and the July 2024 Boustead Assignee Warrant may be deemed to be compensation by the Financial Industry Regulatory Authority, Inc. (“FINRA”), and may be subject to limits on exercise under FINRA rules.

Waivers and Consents to ATM Financing

On September 20, 2024, the Company entered into a Waiver and Consent, dated as of September 20, 2024 (the “Ionic ATM Waiver”), between the Company and Ionic, pursuant to which Ionic waived any prohibition, restriction or adverse adjustment that would otherwise apply to any action of the Company relating to an “at the market offering” (as defined in Rule 415(a)(4) under the Securities Act), of equity securities of up to $5 million (“Waived ATM Financing”) under the Ionic Purchase Agreement or the Certificate of Designation. Pursuant to the Ionic ATM Waiver, regardless of the terms and conditions of the Ionic Purchase Agreement and the Certificate of Designation, the Company may at any time enter into any agreement relating to a Waived ATM Financing, the filing of a prospectus supplement to a prospectus contained in an effective registration statement that was filed under the Securities Act relating to a Waived ATM Financing, the announcement of a Waived ATM Financing, the issuance, offer, sale, or grant of any shares of Class B Common Stock relating to a Waived ATM Financing, or the issuance, offer, sale, or grant of any securities in connection with either the provision of goods or services or settlement of any obligations that may otherwise arise with respect to a Waived ATM Financing. In addition, pursuant to the Ionic ATM Waiver, Ionic waived any adjustment to the applicable Conversion Price, which partly determines the number of shares of Class B Common Stock issuable upon conversion of a share of Series A Preferred Stock, that would otherwise occur as a result of any Waived ATM Financing under the terms of the Certificate of Designation.

On September 26, 2024, the Company entered into a Limited Waiver and Consent, dated as of September 26, 2024 (the “Boustead ATM Waiver”), between the Company and Boustead. Pursuant to the Boustead ATM Waiver, Boustead waived any condition on, restriction on, compensation rights, or rights of first refusal that would be applicable under the Boustead Engagement Letter and the Underwriting Agreement in relation to a Waived ATM Financing. Pursuant to the Boustead ATM Waiver, the Company may at any time enter into any agreement relating to a Waived ATM Financing, the filing of a prospectus supplement to a prospectus contained in an effective registration statement that was filed under the Securities Act relating to a Waived ATM Financing, the announcement of a Waived ATM Financing, the issuance, offer, sale, or grant of any shares of the Class B Common Stock relating to a Waived ATM Financing, or the issuance, offer, sale, or grant of any securities in connection with either the provision of goods or services or settlement of any obligations that may otherwise arise with respect to a Waived ATM Financing. As consideration, the Boustead ATM Waiver provides that the Company will promptly pay Boustead 3.0% of the gross sales price of all shares of Class B Common Stock sold in connection with any Waived ATM Financing until the end of the applicability of the provisions of the right of first refusal provisions of the Boustead Engagement Letter.

The Offering

Class B Common Stock offered by the Selling Stockholder:	This prospectus relates to 914,832 shares of Class B Common Stock which may be sold from time to time by the Selling Stockholder upon the conversion of shares of Series A Preferred Stock issued to the Selling Stockholder pursuant to the Ionic Purchase Agreement and the Certificate of Designation, subject to applicable limitations or restrictions

Use of proceeds:	We will not receive any proceeds from any sales of the Class B Common Stock by the Selling Stockholder.

Risk factors:

Investing in our Class B Common Stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 11 before deciding to invest in our Class B Common Stock.

Trading market and symbol:	Our Class B Common Stock is listed on The Nasdaq Capital Market tier of Nasdaq under the symbol “ASST”.

DESCRIPTION OF SECURITIES

The description of our authorized capital stock and our outstanding securities as of the date of the filing of the 2023 Annual Report is incorporated by reference to Exhibit 4.1 to the 2023 Annual Report, and supplemented or updated as follows:

General

The authorized capital stock of the Company currently consists of 90,000,000 shares, consisting of (i) 40,000,000 shares of Common Stock, $0.0001 par value per share, of which 2,000,000 shares are designated Class A Common Stock, $0.0001 par value per share, and 38,000,000 shares are designated as Class B Common Stock, $0.0001 par value per share; and (ii) 50,000,000 shares of “blank check” Preferred Stock, $0.0001 par value per share, of which 660 shares are designated as Series A Convertible Preferred Stock, $0.0001 par value per share.

As of October 28, 2024, there were 1,250,000 shares of Class A Common Stock outstanding and owned by one stockholder of record, 2,958,176 shares of Class B Common Stock outstanding and owned by 23 stockholders of record, 256 shares of Series A Preferred Stock outstanding and owned by one stockholder of record, and no other shares of common stock or preferred stock issued and outstanding. The numbers of owners of record stated above do not include holders whose shares are held in nominee or “street name” accounts through banks, brokers or other financial institutions.

Series A Preferred Stock

The Certificate of Designation designated 660 shares of the Company’s preferred stock as “Series A Convertible Preferred Stock,” and set forth the voting and other powers, preferences and relative, participating, optional or other rights of the Series A Preferred Stock. Each share of Series A Preferred Stock has an initial Stated Value of $10,000 per share.

The Series A Preferred Stock ranks senior to all other capital stock of the Company with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, unless the holders of the majority of the outstanding shares of Series A Preferred Stock consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series A Preferred Stock.

Holders of Series A Preferred Stock will be entitled to receive cumulative dividends, in shares of Class B Common Stock (or cash at the Company’s option) on the Stated Value at an annual rate of 6% (which will increase to 12% if a Triggering Event occurs until such Triggering Event, if curable, is cured). Dividends will be payable upon conversion or redemption of the Series A Preferred Stock.

Holders of Series A Preferred Stock will be entitled to convert shares of Series A Preferred Stock into a number of shares of Class B Common Stock determined by dividing the Stated Value of such shares (plus any accrued but unpaid dividends and other amounts due, unless paid by the Company in cash) by the Conversion Price. The initial Conversion Price is $3.75, subject to adjustment including adjustments due to full-ratchet anti-dilution provisions. Holders may elect to convert shares of Series A Preferred Stock to Class B Common Stock at the Alternate Conversion Price equal to 85% (or 70% if the Company’s Class B Common Stock is suspended from trading on or delisted from a principal trading market or upon occurrence of a Triggering Event) of the average of the lowest daily volume weighed average price of the Class B Common Stock during the Alternate Conversion Measuring Period.

A holder of Series A Preferred Stock may not convert the Series A Preferred Stock into Class B Common Stock to the extent that such conversion would cause such holder’s beneficial ownership of Class B Common Stock to exceed the Series A Beneficial Ownership Limitation. Any conversion of shares of Series A Preferred Stock that would result in the holder beneficially owning in excess of 4.99% of the shares of Class B Common Stock will not be effected, and the shares of Class B Common Stock that would cause such excess will be held in abeyance and not issued to the holder until the date the Company is notified by the holder that its ownership is less than 4.99%, at the applicable Conversion Price, and subject to the holder’s compliance with other applicable procedural requirements for conversion. Holders of Series A Preferred Stock are not prohibited from delivering a Conversion Notice while another Conversion Notice remains outstanding.

The Ionic Purchase Agreement provides that the Conversion Price may not be lower than the Floor Price, which is currently $0.4275 per share, subject to adjustment for stock splits and similar transactions. The Series A Preferred Stock also may not be converted except to the extent that the shares of Class B Common Stock issuable upon such conversion may be resold pursuant to Rule 144 or an effective and available registration statement.

If a conversion of Series A Preferred Stock would have resulted in the issuance of an amount of shares of Class B Common Stock exceeding the Exchange Limitation, the Conversion Price would have been required to be at least equal to the Minimum Price, before the effectiveness of the Stockholder Approval. In the event that the Conversion Price on a Conversion Date would have been less than the applicable Minimum Price or the Floor Price if not for the immediately preceding sentence, then, upon any conversion of shares of Series A Preferred Stock, the Stated Value will automatically be increased by an amount equal to the product obtained by multiplying (A) the higher of (I) the highest price that the Class B Common Stock trades at on the Trading Day immediately preceding the Conversion Date and (II) the applicable Conversion Price and (B) the difference obtained by subtracting (I) the number of shares of Class B Common Stock delivered (or to be delivered) to the holder on the applicable Conversion Date with respect to such conversion of shares of Series A Preferred Stock from (II) the quotient obtained by dividing (x) the Stated Value (plus any accrued but unpaid dividends and other amounts due on such shares) of the Series A Preferred Stock being converted that the holder has elected to be the subject of the applicable conversion, by (y) the applicable Conversion Price.

The Ionic Purchase Agreement required that the Company obtain the Stockholder Approval, by the prior written consent of the requisite stockholders as required by the Bylaws and the NRS, to ratify and approve all of the transactions contemplated by the Transaction Documents, including the issuance of all of the shares of Series A Preferred Stock and shares of Class B Common Stock issuable upon conversion of such shares pursuant to the Ionic Purchase Agreement, all as may be required by the applicable rules and regulations of The Nasdaq Capital Market tier of Nasdaq (or any successor entity). The Ionic Purchase Agreement and the Certificate of Designation further required that the Company file a Preliminary Information Statement on Schedule 14C with the SEC within 10 days of the date of the First Closing followed by the filing of a Definitive Information Statement on Schedule 14C with the SEC within 20 days of the date of the First Closing, or within 45 days of the date of the First Closing if delayed due to a court or regulatory agency, including but not limited to the SEC, which was required to disclose the Stockholder Approval. In accordance with the rules of the SEC, the Stockholder Approval was required to become effective 20 days after the Definitive Information Statement was sent or given in accordance with SEC rules.

In accordance with the requirements and provisions described above, on May 24, 2024, the Company obtained the execution of a written consent in lieu of a special meeting of a majority of the voting power of the stockholders of the Company approving a resolution approving the issuance of Class B Common Stock in aggregate in excess of the limitations provided by Nasdaq Listing Rule 5635(d), including that an amount of shares of Class B Common Stock equal to or greater than 20% of the total common stock or voting power outstanding on the date of the Certificate of Designation may be issued pursuant to the Certificate of Designation at a price that may be less than the Minimum Price. On May 31, 2024, the Company filed a Preliminary Information Statement on Schedule 14C with the SEC. On June 13, 2024, the Company filed a Definitive Information Statement on Schedule 14C with the SEC disclosing such written consent. As of the 20th day following actions meeting these and other applicable requirements, the Company is permitted to issue more than the limited number of shares as defined by the Exchange Limitation, at a Conversion Price that may be below the Minimum Price.

Under the Ionic Purchase Agreement, if the closing price of the Class B Common Stock falls below $3.75 per share, the holder’s total sales of Class B Common Stock will be restricted. The holder may only sell either the greater of $25,000 per Trading Day or 15% of the daily trading volume of the Class B Common Stock reported by Bloomberg, LP, until the closing price exceeds $3.75. “Trading Day” is defined as a day on which the principal trading market for the Class B Common Stock is open for trading for at least six hours.

In addition, while any of the shares of Series A Preferred Stock are outstanding, if the closing price of the Class B Common Stock is equal to or less than $0.4275 per share for a period of ten consecutive Trading Days, then the Company will promptly take all corporate action necessary to authorize a reverse stock split of the Class B Common Stock by a ratio equal to or greater than 300% of the quotient obtained by dividing $0.4275 by the lowest closing price of the Class B Common Stock during such ten-Trading Day period, including calling a special meeting of stockholders to authorize such reverse stock split or obtaining written consent for such reverse stock split, and voting the management shares of the Company in favor of such reverse stock split.

The Series A Preferred Stock will automatically convert to Class B Common Stock upon the 24-month anniversary of the initial issuance date of the Series A Preferred Stock.

The Company will have the right at any time to redeem all or any portion of the Series A Preferred Stock then outstanding at a price equal to 110% of the Stated Value plus any accrued but unpaid dividends and other amounts due.

Holders of the Series A Preferred Stock will generally have the right to vote on an as-converted basis with the Class B Common Stock, subject to the Series A Beneficial Ownership Limitation.

Under the Ionic Purchase Agreement, the Company may not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, any securities of the Company without the prior express written consent of Ionic (other than as required by the Certificate of Designation). In addition, the Company generally may not sell securities in a financing transaction while Ionic beneficially owns any shares of Series A Preferred Stock or common stock until the end of the 30-day period following the initial date of the effectiveness of each Registration Statement or during any Alternate Conversion Measuring Period. In addition, the Company may not file any other registration statement or any offering statement under the Securities Act, other than a registration statement on Form S-8 or supplements or amendments to registration statements that were filed and effective as of the date of the Ionic Purchase Agreement (solely to the extent necessary to keep such registration statements effective and available and not with respect to any Subsequent Placement), unless each of the First Registration Statement and the Second Registration Statement is effective and the respective prospectuses are available for use, or the outstanding shares of Series A Preferred Stock and underlying shares of Class B Common Stock may be resold without limitation under Rule 144. However, see “Prospectus Summary – Waivers and Consents to ATM Financing”.

Ionic also has certain registration rights with respect to the Registrable Conversion Shares under the Ionic Registration Rights Agreement. The Ionic Registration Rights Agreement provides for the registration for resale of the Registrable Conversion Shares, which consist of any and all shares of Class B Common Stock issuable to Ionic with respect to the shares of Series A Preferred Stock under the Ionic Purchase Agreement. Within the later of 15 calendar days of the First Closing or May 24, 2024, we were required to file the First Registration Statement for the offer and resale of the maximum number of Registrable Conversion Shares permitted to be covered in accordance with applicable SEC rules, regulations and interpretations. The First Registration Statement was required to be declared effective within 45 days of the First Closing, or 90 days if the First Registration Statement received a review. Pursuant to these requirements, a Registration Statement on Form S-1 (File No. 333-280020) was originally filed by the Company with the SEC on June 7, 2024 to register the offer and resale of 385,894 shares of Class B Common Stock by Ionic, which, together with certain other securities registered for resale on the same registration statement, was considered the maximum number of Registrable Conversion Shares permitted to be covered in accordance with applicable SEC rules, regulations and interpretations, and was declared effective by the SEC on July 24, 2024. Following the Second Closing, which occurred on July 29, 2024, for the issuance and sale of an additional 165 shares of Series A Preferred Stock for gross proceeds of $1,500,000, the Company was required to file the Second Registration Statement within 15 days of the Second Closing for the offer and resale of the maximum number of Registrable Conversion Shares permitted to be covered in accordance with applicable SEC rules, regulations and interpretations. The Second Registration Statement was required to be declared effective within 45 days of the Second Closing, or 90 days if the Second Registration Statement received a review. Pursuant to these requirements, a Registration Statement on Form S-1 (File No. 333-281438), was originally filed by the Company with the SEC on August 9, 2024, and as amended, was filed to register the offer and resale of 482,120 shares of Class B Common Stock by Ionic, which, together with certain other securities registered for resale on the same registration statement, was considered the maximum number of Registrable Conversion Shares permitted to be covered in accordance with applicable SEC rules, regulations and interpretations, and was declared effective by the SEC on September 11, 2024.

In the event the number of shares of Class B Common Stock available under the First Registration Statement and the Second Registration Statement is insufficient to cover all of the Registrable Conversion Shares, we are required to file at least one additional Registration Statement within 14 days of the date that the necessity arises and that such additional Registration Statement may be filed under SEC rules to cover such Registrable Conversion Shares up to the maximum permitted to be covered under SEC rules, which must be made effective within 45 days of such date, or 90 days if such additional Registration Statement receives a review. Pursuant to these requirements, the registration statement of which this prospectus forms a part was filed with the SEC.

Any Filing Failure would have resulted in liquidated damages of 20,000 shares of Class B Common Stock. Any Effectiveness Failure will result in liquidated damages of 20,000 shares of Class B Common Stock. Each of the shares issuable upon a Filing Failure or an Effectiveness Failure must also be covered by a Registration Statement to the same extent as the Registrable Conversion Shares. We are required to use our best efforts to keep each Registration Statement effective until all such shares of Class B Common Stock are sold or may be sold without restriction pursuant to Rule 144, and without the requirement for us to be in compliance with the current public information requirement under Rule 144.

May 2024 Boustead Warrant and July 2024 Boustead Assignee Warrant

The Boustead Engagement Letter provides in relevant part that during the term that began on November 29, 2021 and ending 12 months following the termination or expiration of the Boustead Engagement letter, which occurred on February 7, 2024, if the Company sells securities in an investment transaction, the Company must compensate Boustead with a cash fee equal to 7% of gross proceeds, a non-accountable expense allowance equal to 1% of gross proceeds, and warrants that may be exercised to purchase an amount of shares that is equal to 7% of the shares issued or underlying the securities issued in the investment transaction. Pursuant to the Underwriting Agreement, all terms and conditions of the Boustead Engagement Letter that are not subject to the terms and conditions of the Underwriting Agreement, including the ongoing compensation terms under the Boustead Engagement Letter, remain in full force and effect. However, see “Prospectus Summary – Waivers and Consents to ATM Financing”.

Pursuant to the ongoing compensation terms of the Boustead Engagement Letter and the Underwriting Agreement, the Company was required to pay Boustead a fee equal to 7% of the aggregate purchase price and a non-accountable expense allowance equal to 1% of the aggregate purchase price for the Series A Preferred Stock. On the date of each of the First Closing and the Second Closing, the Company therefore paid Boustead $120,000, for a total amount of $240,000. In addition, on the date of the First Closing (May 24, 2024), the Company was required to issue the May 2024 Boustead Warrant to Boustead for the purchase of 30,800 shares of Class B Common Stock, equal to 7% of the number of shares of Class B Common Stock that may be issued upon conversion of the shares of Series A Preferred Stock sold at the First Closing at the initial Conversion Price of $3.75 per share. On the date of the Second Closing (July 29, 2024), the Company was required to issue the July 2024 Boustead Warrant to Boustead for the purchase of 30,800 shares of Class B Common Stock, equal to 7% of the number of shares of Class B Common Stock that may be issued upon conversion of the shares of Series A Preferred Stock sold at the Second Closing at the initial Conversion Price of $3.75 per share, subject to the Exchange Limitation before the effectiveness of the Stockholder Approval.

Pursuant to the First July 2024 Boustead Warrant Assignment Agreement, all of the rights to the July 2024 Boustead Warrant were assigned by Boustead to Sutter, an affiliate of Boustead. Pursuant to the Second July 2024 Boustead Warrant Assignment Agreement, all of the rights to the July 2024 Boustead Warrant were assigned by Sutter to the Boustead Warrant Assignee, a registered representative of Sutter. Pursuant to the First July 2024 Boustead Warrant Assignment Agreement and the Second July 2024 Boustead Warrant Assignment Agreement, the July 2024 Boustead Warrant was cancelled, and the July 2024 Boustead Assignee Warrant was issued to the Boustead Warrant Assignee. The terms of the July 2024 Boustead Assignee Warrant are identical to those of the July 2024 Boustead Warrant.

The May 2024 Boustead Warrant and the July 2024 Boustead Assignee Warrant have an exercise price of $3.75 per share, are exercisable for a period of five years, and contain cashless exercise provisions.

RISK FACTORS

An investment in our Class B Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, and the financial and other information set forth under Item 1A. “Risk Factors” of the 2023 Annual Report, which is incorporated herein by reference, and in other filings we make with the SEC, before purchasing our Class B Common Stock. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus and in the reports incorporated herein by reference, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Risks Related to This Offering

Substantial future sales or issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the perception in the public markets that these sales or issuances may occur, may depress our stock price. Also, future issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

The conversion or exercise of our outstanding convertible or exercisable securities and resale of the underlying common stock, and any other future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, would result in a decrease in the ownership percentage of existing stockholders, i.e., dilution, which may cause the market price of our common stock to decline. We cannot predict the effect, if any, of future issuances, conversions, or exercises of our securities, on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our securities are likely to occur, or the perception that holders of securities convertible or exercisable for common stock are likely to sell their securities, could adversely affect the market price of our common stock. The effect of such dilution may be magnified as to all shares that are not or may eventually not be subject to restrictions on resale as enumerated below.

Based on the initial Conversion Price of $3.75 per share of Class B Common Stock, if Ionic converted all 330 of the shares of Series A Preferred Stock that were issued to Ionic pursuant to the Ionic Purchase Agreement and the Certificate of Designation, then, at the initial Stated Value of $10,000 per share, Ionic would be issued 880,000 shares of Class B Common Stock. An indeterminate number of shares of Class B Common Stock would be required to be issued if Ionic converts the shares of Series A Preferred Stock at the Alternate Conversion Price. The applicable Conversion Price may also be reduced as a result of a downward adjustment to the Conversion Price upon application of full-ratchet anti-dilution provisions. An additional 20,000 shares of Class B Common Stock must also be issued for any Effectiveness Failure, and an additional 1,400 shares of Class B Common Stock must be issued to Boustead in connection with each such issuance. As a result, there may be significant dilution to our stockholders’ ownership, voting power and right to participate in dividends or other payments from future earnings, if any, in connection with the private placement transaction with Ionic, which may cause a decline in the market price of our Class B Common Stock. Moreover, the Registration Statement, during the period in which it is effective, will allow such shares to be resold immediately into the public market without restriction, which may also adversely affect the market price of our common stock. A decline in our market price could also impair our ability to raise funds in additional equity or debt financings.

As of October 28, 2024, we have also granted 433,446 shares of Class B Common Stock under the Asset Entities Inc. 2022 Equity Incentive Plan (the “Plan”) to officers, directors, employees, and consultants that remain outstanding. We have filed a Registration Statement on Form S-8 (File No. 333-269598) to register the offering of these shares as well as other shares under stock options or other equity compensation that may be granted to our officers, directors, employees, and consultants or reserved for future issuance under the Plan. Subject to the satisfaction of vesting conditions, all of these shares registered under the Registration Statement on Form S-8 will be available for resale immediately in the public market without restriction other than those restrictions imposed on sales by affiliates pursuant to Rule 144.

Additionally, our employees, executive officers, and directors may enter into Rule 10b5-1 trading plans providing for sales of shares of our common stock from time to time. Under a Rule 10b5-1 trading plan, a broker executes trades pursuant to parameters established by the employee, director, or officer when entering into the plan, without further direction from the employee, officer, or director. A Rule 10b5-1 trading plan may be amended or terminated in some circumstances. Our employees, executive officers, and directors also may buy or sell additional shares outside of a Rule 10b5-1 trading plan when they are not in possession of material, non-public information, subject to the Rule 144 requirements referred to above. Actual or potential resales of our common stock by our employees, executive officers, and directors as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales could also cause the trading price of our common stock to decline and make it more difficult for you to sell shares of our common stock. The market price of shares of our common stock may drop significantly when restrictions on resale by our existing stockholders and beneficial owners lapse. The effect of these grants on the value of your shares may therefore be substantial.

We also expect that significant additional capital may be needed in the future beyond that raised in this offering to continue our planned operations, including potential acquisitions, hiring new personnel, marketing our products, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities, or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

In the event that the market price of shares of our common stock drops significantly when the restrictions on resale by our existing stockholders lapse, existing stockholders’ dilution might be reduced to the extent that the decline in the price of shares of our common stock impedes our ability to raise capital through the issuance of additional shares of our common stock or other equity securities. However, in the event that our capital-raising ability is weakened as a result of a lower stock price, we may be unable to continue to fund our operations, which may further harm the value of our stock price.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Selling Stockholder may sell the shares being offered by means of this prospectus at different times and at different prices.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus including the documents we incorporate by reference therein may contain, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our future financial condition, business strategy and plans and objectives of management for future operations. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “might,” “approximately,” “expect,” “predict,” “could,” “potentially” or the negative of these terms or other similar expressions. Forward-looking statements appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things:

●	our ability to introduce new products and services;

●	our ability to obtain additional financing to develop additional services and offerings;

●	compliance with obligations under intellectual property licenses with third parties;

●	market acceptance of our new offerings;

●	competition from existing online offerings or new offerings that may emerge;

●	our ability to establish or maintain collaborations, licensing or other arrangements;

●	our ability and third parties’ abilities to protect intellectual property rights;

●	our ability to adequately support future growth;

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	the accuracy and completeness of the data underlying our or third-party sources’ industry and market analyses and projections;

●	our expectations regarding demand for, and market acceptance of, our services;

●	our expectations regarding our relationships with investors, institutional funding partners and other parties with whom we collaborate;

●	our ability to comply with continued listing requirements of The Nasdaq Capital Market;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

Forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to such risks, uncertainties and other factors. Discussions containing forward-looking statements may be found, among other places, in the section entitled “Risk Factors” in this prospectus, and the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto.

The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

All forward-looking statements contained in this prospectus, any applicable prospectus supplement or free writing prospectus or any document incorporated by reference herein or therein are qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Class B Common Stock by the Selling Stockholder.

The Selling Stockholder will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDER

The Class B Common Stock being offered by the Selling Stockholder are shares of Class B Common Stock issuable to the Selling Stockholder upon the conversion of shares of Series A Preferred Stock. We are registering the shares for resale in order to permit the Selling Stockholder to offer the shares for resale from time to time and to comply with our requirements under the Ionic Registration Rights Agreement.

Except as disclosed below, the Selling Stockholder has not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years other than with respect to the beneficial ownership of our securities, and, based on the information provided to us by the Selling Stockholder, the Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of our Class B Common Stock by the Selling Stockholder. The second column lists the number of shares of Class B Common Stock beneficially owned by the Selling Stockholder. The third column lists the number of shares of Class B Common Stock being offered by this prospectus by the Selling Stockholder. The fourth column assumes the sale of all of the shares of Class B Common Stock being offered by the Selling Stockholder pursuant to this prospectus.

Applicable percentage ownership is based on 2,958,176 shares of Class B Common Stock outstanding as of October 28, 2024. For purposes of computing percentage ownership after this offering, we have assumed that all shares of Series A Preferred Stock into which the shares of Class B Common Stock being offered pursuant to this prospectus will be converted into shares of Class B Common Stock and sold in this offering. In accordance with the rules of the SEC, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares issuable upon exercise of warrants, conversion of shares of Series A Preferred Stock, or exercise or conversion of other exercisable or convertible securities held by that person that are currently exercisable or convertible or that will become exercisable or convertible within 60 days of October 28, 2024. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Notwithstanding the foregoing, the shares of Series A Preferred Stock are subject to the Series A Beneficial Ownership Limitation, such that we shall not effect any conversion and no holder has the right to convert such shares to the extent that after giving effect to the issuance of Class B Common Stock upon conversion thereof, the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of Class B Common Stock outstanding immediately after giving effect to such conversion, which such limitation may be increased to 9.99% upon no fewer than 61 days’ prior notice. Any conversion of shares of Series A Preferred Stock that would result in the holder beneficially owning in excess of 4.99% of the shares of Class B Common Stock will not be effected, and the shares of Class B Common Stock that would cause such excess will be held in abeyance and not issued to the holder until the date the Company is notified by the holder that its ownership is less than 4.99%, at the applicable Conversion Price, and subject to the holder’s compliance with other applicable procedural requirements for conversion. In addition, shares of Class B Common Stock may not be issued upon conversion of the Series A Preferred Stock except to the extent that the shares of Class B Common Stock issuable upon such conversion may be resold pursuant to Rule 144 or an effective and available registration statement, and therefore are not considered beneficially owned to the extent that such restriction applies.

The number of shares being offered by this prospectus does not give effect to the Series A Beneficial Ownership Limitation or the prohibition on conversion of Series A Preferred Stock except to the extent that the shares of Class B Common Stock issuable upon such conversion may be resold pursuant to Rule 144 or an effective and available registration statement.

The Selling Stockholder may sell all, some or none of the shares being offered in this offering. See “Plan of Distribution”.

	Class B Common Stock Beneficially Owned Prior to this Offering					Class B Common Stock Beneficially Owned After this Offering
Name	Number of Shares		Percentage of Outstanding Shares(1)	Number of Shares Being Offered		Number of Shares	Percentage of Outstanding Shares
Ionic Ventures, LLC(2)	148,825	(2)	4.99%	914,832	(2)	-	-

(1)	Based on 2,958,176 shares of Class B Common Stock issued and outstanding as of October 28, 2024. Any exercisable or convertible securities exercisable or convertible within 60 days of October 28, 2024 have been included in the denominator with respect to the respective beneficial owner only.

(2)	The number of shares of Class B Common Stock that are beneficially owned consists of (i) 124,519 shares of Class B Common Stock held and (ii) up to 24,306 shares of Class B Common Stock issuable as of October 28, 2024 upon conversion of a variable amount of up to approximately 10 shares of Series A Preferred Stock pursuant to the First Registration Statement, the Second Registration Statement, or Rule 144, after giving effect to the Series A Beneficial Ownership Limitation. The number of shares of Class B Common Stock being offered consists of up to 914,832 shares of Class B Common Stock issuable upon conversion of a variable amount of up to 256 shares of Series A Preferred Stock that are outstanding as of October 28, 2024, without giving effect to the Series A Beneficial Ownership Limitation. Brendan O’Neil and Keith Coulston have shared power to vote and dispose the shares held by Ionic. Ionic’s business address is 3053 Fillmore Street, Suite 256, San Francisco, CA 94123. Mr. Coulston and Mr. O’Neil disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares of Class B Common Stock offered by this prospectus under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares of Class B Common Stock offered by this prospectus, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with Rule 2121 of FINRA; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

Pursuant to the Ionic Purchase Agreement, from the date of execution of the Ionic Purchase Agreement (May 24, 2024) until the date that no shares of Series A Preferred Stock are outstanding, neither the Selling Stockholder nor any of its affiliates or agents will execute (i) any short sales (as defined in Rule 200 of Regulation SHO under the Exchange Act) of the Class B Common Stock or (ii) any hedging transaction that establishes a net short position with respect to the Class B Common Stock.

Except as described above, in connection with the sale of shares of Class B Common Stock offered by this prospectus or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Class B Common Stock in the course of hedging the positions they assume. Except as described above, the Selling Stockholder may also loan or pledge shares of Class B Common Stock to broker-dealers that in turn may sell these shares. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Class B Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares of Class B Common Stock offered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Class B Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The shares of Class B Common Stock offered by this prospectus will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of Class B Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of Class B Common Stock offered by this prospectus may not simultaneously engage in market making activities with respect to the Class B Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class B Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The Ionic Registration Rights Agreement contains certain registration requirements with respect to certain of the shares of Class B Common Stock being offered by means of this prospectus. See “Prospectus Summary – Private Placement with Ionic Ventures, LLC – Registration Rights Agreement”. We are also required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. In addition, we agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, the Exchange Act, or any other law.

LEGAL MATTERS

The validity of the shares of Class B Common Stock offered pursuant to this prospectus will be passed upon by Fennemore Craig P.C.

EXPERTS

The audited consolidated financial statements as of December 31, 2023, and for each of the years in the two-year period ended December 31, 2023 incorporated herein by reference from the 2023 Annual Report, have been audited by WWC, P.C., Certified Public Accountants, an independent registered public accounting firm, as stated in its report, which is incorporated by reference and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a Registration Statement on Form S-1 that we filed with the SEC registering the sale of the securities that may be offered and sold hereunder. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, the exhibits filed therewith or the documents incorporated by reference therein. For further information about us and the securities offered hereby, reference is made to the registration statement, the exhibits filed therewith and the documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We file annual, quarterly and current reports and other information with the SEC.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

Additionally, we make these filings available, free of charge, on our website at https://investors.assetentities.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 2, 2024;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, filed with the SEC on August 14, 2024;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 15, 2024;

●	our Current Reports on Form 8-K (and any amendments thereto on Form 8-K/A), filed with the SEC on April 2, 2024, April 9, 2024, April 17, 2024, April 22, 2024, May 16, 2024, May 28, 2024, May 28, 2024, May 31, 2024, June 20, 2024, June 25, 2024, June 28, 2024, July 29, 2024, July 30, 2024, August 6, 2024, August 15, 2024, August 23, 2024, September 4, 2024, September 23, 2024, September 27, 2024, September 30, 2024, and October 2, 2024; and

●	the description of the Class B Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-41612), filed with the SEC on February 2, 2023, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement made in a document incorporated by reference into this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus or such prospectus supplement to the extent that a statement contained in this prospectus or such prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or such prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to:

Asset Entities Inc.

Attn: Secretary

100 Crescent Ct, 7th Floor

Dallas, TX 75201

(214) 459-3117

Asset Entities Inc.

914,832 Shares of Class B Common Stock

PROSPECTUS

_______, 2024

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Asset Entities Inc. (the “Registrant,” “we,” “us,” or “our”) in connection with the sale of shares of the Registrant’s Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”), being registered. All amounts, other than the Securities and Exchange Commission (“SEC”) registration fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee	$525.23
Accounting fees and expenses	5,000
Legal fees and expenses	15,000
Transfer agent fees and expenses	5,000
Printing and miscellaneous fees	2,000
Total	$27,525.23

Item 14. Indemnification of Directors and Officers

The Registrant is a Nevada corporation. The Registrant’s bylaws provide for indemnification of the Registrant’s officers and directors against liabilities that they may incur acting as an officer or director to the fullest extent not prohibited by Nevada law. A summary of the circumstances for which such indemnification is provided is set forth below, but this description is qualified in its entirety by reference to the Registrant’s articles of incorporation and bylaws and to the statutory provisions.

Discretionary indemnification of officers and directors is covered by Section 78.7502 of the Nevada Revised Statutes (“NRS”). Section 78.7502(1) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud, or a knowing violation of law; or (ii) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS Section 78.7502(2) further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.751 provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of NRS Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

The Registrant’s bylaws provide that the Registrant will advance expenses incurred by any director or officer in connection with a proceeding as provided by Nevada law. NRS Section 78.751 provides that a corporation may advance expenses of officers and directors incurred in defending an action upon delivery of an undertaking by such person to repay all amounts so advanced if it is ultimately determined by final judicial decision that the indemnitee is not entitled to be indemnified for such expenses. The Registrant’s bylaws provide that notwithstanding the forgoing, no advance shall be made by Registrant if a determination is reasonably and promptly made (a) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (b) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (c) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Registrant. The Registrant’s bylaws also provide that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (a) such indemnification is expressly required to be made by law, (b) the proceeding was authorized by the board of directors of the corporation, (c) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the NRS or any other applicable law or (d) such indemnification is required to be made pursuant to the provisions of the bylaws providing for enforcement of indemnification rights under the bylaws.

The circumstances under which indemnification is granted in connection with an action brought on the Registrant’s behalf is generally the same as those set forth above except that indemnification shall not be made for any claim, issue, or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. The NRS also grant the Registrant the power to purchase and maintain insurance which protects the Registrant’s directors, officers, employees and agents against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Registrant.

To the maximum extent permitted by law, the Registrant’s articles of incorporation eliminate or limit the liability of the Registrant’s directors and officers to the Registrant or the Registrant’s stockholders for monetary damages for breach of an officer or director’s fiduciary duty as an officer or director. NRS Section 138(7) generally provides that a director or officer is not liable to a corporation or its stockholders or creditors for any damages that result from an act or failure to act unless (a) it is proven that such actions or failure was not in good faith, on an informed basis and with a view to the interests of the corporation and (b) the act or failure to act involved intentional misconduct, fraud, or a knowing violation of law.

The Registrant has entered into separate indemnification agreements with the Registrant’s directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s articles of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Registrant if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Registrant’s articles of incorporation and bylaws.

The Registrant has obtained standard policies of insurance under which coverage is provided (a) to the Registrant’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which the Registrant may make to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following are all issuances of the Registrant’s securities during the past three years that were not registered under the Securities Act. Unless otherwise noted, the share and per share information in this registration statement have been adjusted to give effect to the one-for-five (1-for-5) reverse stock split of each of the Registrant’s authorized and issued and outstanding Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), and the Registrant’s authorized and issued and outstanding Class B Common Stock, which became effective as of 5:00 p.m. Eastern Time on July 1, 2024.

Organizational Issuances

On March 9, 2022, we issued two shares of Class A Common Stock for a total purchase price of $1.00 to Asset Entities Limited Liability Company, a California limited liability company (“California LLC”).

On March 28, 2022, we merged with California LLC. Pursuant to the agreement and plan of merger, the units of California LLC were automatically converted into shares of Asset Entities Inc. in the same proportion as the percentage interests of California LLC represented by such units. As a result and as further provided in the agreement and plan of merger, on March 28, 2022, Asset Entities Holdings, LLC (“AEH”), which owned 97.56% of California LLC’s units, became the holder of 1,951,200 shares of Class A Common Stock of Asset Entities Inc., or 97.56% of the total issued and outstanding post-merger shares of the Registrant’s common stock, $0.0001 par value per share (“common stock”), of Asset Entities Inc., and a holder of 2.44% of California LLC’s units became the holder of 48,800 shares of Class B Common Stock of Asset Entities Inc., or 2.44% of the total issued and outstanding post-merger shares of common stock of Asset Entities Inc.

Private Placements Prior to Initial Public Offering

On April 21, 2022, we entered into Cancellation and Exchange Agreements with Asset Entities Holdings, LLC, a Texas limited liability company (“AEH”), the holder of 1,951,200 shares of Class A Common Stock, GKDB AE Holdings, LLC (“GKDB”), the holder of 200,000 units of membership interests in AEH representing 20.0% ownership of AEH, and certain holders of 790,000 units of membership interests in GKDB (the “Former GKDB Holders”) representing 39.5% ownership in GKDB. In accordance with these agreements, we and AEH agreed to convert 154,145 shares of AEH’s Class A Common Stock into 154,145 shares of Class B Common Stock and transfer such shares to GKDB, in exchange for GKDB’s agreement to cancel and surrender 79,000 of GKDB’s 200,000 units of membership interests in AEH, representing the Former GKDB Holders’ 39.5% share of GKDB’s total ownership interest in AEH. GKDB in turn agreed to the cancellation of 79,000 of its AEH units and transfer of the 154,145 shares of Class B Common Stock to the Former GKDB Holders in proportion to their former ownership interests in GKDB, in exchange for the Former GKDB Holders’ agreement to cancel and surrender all of their units of membership interests in GKDB. The 154,145 shares of Class B Common Stock transferred to the Former GKDB Holders were derived from the Former GKDB Holders’ 7.9% nominal indirect interest in AEH’s 1,951,200 shares of Class A Common Stock, which in turn was derived from the Former GKDB Holders’ 39.5% ownership of GKDB and, in turn, their nominal indirect interest in 79,000 of GKDB’s 200,000 units, or 20.0% ownership of AEH. The Former GKDB Holders’ nominal indirect interest in AEH’s 1,951,200 shares of Class A Common Stock was therefore automatically converted into ownership of 154,145 shares of Class B Common Stock upon the conversion and transfer of this number of Class A Common Stock that were held by AEH to the Former GKDB Holders. As a result of these transactions, AEH held 1,797,055 shares of Class A Common Stock and the Former GKDB Holders held a total of 154,145 shares of Class B Common Stock.

On June 9, 2022, October 7, 2022, and October 21, 2022, we conducted private placements of shares of Class B Common Stock and entered into certain subscription agreements with a number of investors (collectively, the “2022 Private Placements”). Pursuant to the agreements, we issued 150,000 shares of Class B Common Stock at $5.00 per share for a total of $750,000. The shares were subject to certain lockup provisions until 365 days after the commencement of trading of our Class B Common Stock, subject to certain exceptions. However, these lockup provisions have been fully waived. If the Registrant’s common stock had not been listed on a national securities exchange on or before the first anniversary of the final closing of the private placement, then all of the private placement investors would have been entitled to receive one additional share for each share originally purchased.

Private Placements with Triton Funds LP

On June 30, 2023, the Registrant entered into a Closing Agreement (the “Triton Closing Agreement”) with Triton Funds LP, a Delaware limited partnership (“Triton”). Under the Closing Agreement, the Registrant agreed to sell to Triton, at its option, shares of Class B Common Stock having an aggregate value of $1,000,000 (the “Triton Shares”), pursuant to a registration statement to be filed and made effective for the resale of the Triton Shares. Subject to the terms of the Triton Closing Agreement, the Registrant was provided a right to deliver a closing notice (the “Triton Closing Notice”) and issue the Triton Shares to Triton at any time before September 30, 2023, pursuant to which Triton had agreed to purchase the Triton Shares for $1,000,000 before deducting a $25,000 administrative fee. The price of each of the Triton Shares was agreed to be 85% of the lowest daily volume-weighted average price of the Class B Common Stock during the five business days prior to the closing of the purchase of the Triton Shares (the “Triton Closing”). The Triton Closing was required to occur within five business days after the Triton Shares were received by Triton. Triton’s obligation to purchase the Triton Shares was conditioned on the effectiveness of a registration statement covering the resale of the Triton Shares and Triton’s ownership not exceeding 9.99% of the Class B Common Stock outstanding as of June 30, 2023.

The Triton Closing Agreement contained additional requirements, including that the Registrant maintain the listing of the Class B Common Stock on the primary market on which the Class B Common Stock is listed and provide notice to Triton of certain events affecting registration or that may suspend its right to submit the Triton Closing Notice. The Registrant also agreed to provide indemnification against liabilities relating to misrepresentations, breaches of obligations, and third-party claims relating to the Triton Closing Agreement, with certain exceptions. The Triton Closing Agreement provided that it would expire either upon the Triton Closing or September 30, 2023.

On August 1, 2023, the Registrant entered into an Amended and Restated Closing Agreement (the “Triton Amended and Restated Closing Agreement”) with Triton. Subject to its terms, the Triton Amended and Restated Closing Agreement provided that the Registrant may deliver a Triton Closing Notice and issue certain securities to Triton at any time on or before September 30, 2023, pursuant to which Triton agreed to be required to purchase such securities of the Registrant with an aggregate gross purchase price of $1,000,000 in the following manner. Upon delivery of a Triton Closing Notice and the issuance and delivery of securities as described below, Triton agreed to purchase Triton Shares in an amount equal to up to 9.99% of the outstanding shares of Class B Common Stock following such purchase, pre-funded warrants (“Triton Pre-Funded Warrants” and together with Triton Shares, “Triton Securities”) that may be exercised to purchase an amount of newly-issued shares of Class B Common Stock (“Triton Warrant Shares”), or both Triton Shares and Triton Pre-Funded Warrants, such that the aggregate price of the Triton Shares and the Triton Pre-Funded Warrants together with the exercise price to be paid upon full exercise of the Triton Pre-Funded Warrants was required to equal a total gross purchase price of $1,000,000. Any proceeds under the Triton Amended and Restated Closing Agreement must be reduced by a $25,000 administrative fee. The Triton Amended and Restated Closing Agreement also provided that it would expire either upon the date that Triton paid the required purchase price after receiving a Triton Closing Notice, or September 30, 2023. The terms of the price of the Triton Securities and the required date of the Triton Closing were not amended, except that if Triton elected to purchase Triton Pre-Funded Warrants in lieu of Triton Shares, then the purchase price per Triton Pre-Funded Warrant acquired would be reduced by $0.01 with such $0.01 being the exercise price of the Triton Pre-Funded Warrant.

The Triton Amended and Restated Closing Agreement provided that Triton’s obligation to purchase the Triton Securities was subject to certain conditions. These conditions included the filing and effectiveness of the required registration statement for the resale of the Triton Securities. In addition, the Class B Common Stock was required to remain listed on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”), and the issuance of the Triton Securities was required to not violate any requirements of Nasdaq. Triton’s purchase requirement was also subject to provisions that prevented Triton from acquiring shares of Class B Common Stock at the time of any sale of the Triton Securities or exercise of the Triton Pre-Funded Warrants that would result in the number of shares beneficially owned by Triton and its affiliates exceeding 9.99% of the total number of shares of Class B Common Stock outstanding immediately after giving effect to the issuance of the shares under the Triton Amended and Restated Closing Agreement or the Triton Pre-Funded Warrants (the “Triton Beneficial Ownership Limitation”). The Triton Amended and Restated Closing Agreement provided for the issuance of the Triton Pre-Funded Warrants in lieu of issuance of some or all the Triton Shares, with an exercise price of $0.01 per share and with no expiration date, if, in Triton’s sole discretion, it would otherwise exceed the Triton Beneficial Ownership Limitation, or otherwise upon Triton’s election. For each of the Triton Shares that Triton instead elected to be issuable as Triton Warrant Shares, the number of Triton Shares that we were required to issue to Triton at the time of any sale of the Triton Securities was required to be decreased on a one-for-one basis. We were also required to provide indemnification against liabilities relating to misrepresentations, breaches of obligations, and third-party claims relating to the Triton Amended and Restated Closing Agreement, with certain exceptions.

Pursuant to the Triton Amended and Restated Closing Agreement, on August 18, 2023, the Registrant filed a Registration Statement on Form S-1 (File No. 333-274079) to register the offer and sale of the Triton Securities in an amount of up to 177,000 shares of Class B Common Stock consisting of Triton Shares and Triton Warrant Shares, as well as other securities. The registration statement was declared effective by the SEC on September 6, 2023.

Under an Amendment to Triton Amended and Restated Closing Agreement (the “First Triton Amendment”), dated as of September 27, 2023, the Registrant and Triton agreed to amend the Triton Amended and Restated Closing Agreement (as amended, the “Amended A&R Closing Agreement”) to provide that the Amended A&R Closing Agreement will expire on December 30, 2023 instead of September 30, 2023; to provide that up to an aggregate value of $1,000,000 of the Class B Common Stock, based on the purchase price formula described above, may be sold and purchased pursuant to a Triton Closing Notice; and to amend the form of Triton Closing Notice to provide for a specific number of shares that may be sold to Triton under the Amended A&R Closing Agreement. The First Triton Amendment did not amend any of the other provisions of the Triton Amended and Restated Closing Agreement.

As an incentive to Triton to enter into the First Triton Amendment and agree to the extension of the term of the $1,000,000 equity line under the Amended A&R Closing Agreement to December 30, 2023, the Registrant indicated to Triton that it would deliver a Triton Closing Notice under the Amended A&R Closing Agreement to sell a number of shares of Class B Common Stock equal to approximately 4.9% of the outstanding shares of Class B Common Stock prior to the sale. Therefore, on September 29, 2023, under the Amended A&R Closing Agreement, the Registrant delivered a Triton Closing Notice to Triton (the “First Triton Closing Notice”) for the purchase of 52,682 Triton Shares (the “First Triton Shares”), which was the amount of shares of Class B Common Stock equal to approximately 4.9% of the shares of Class B Common Stock outstanding on that date. Pursuant to the Amended A&R Closing Agreement, the closing date for this purchase was required to take place within five business days after the Triton Shares were delivered to Triton. On the date of this Triton Closing (the “First Triton Closing”), Triton was required to pay the Registrant a purchase price per share equal to 85% of the lowest daily volume-weighted average price of the Class B Common Stock during the five business days prior to the date of the First Triton Closing, the proceeds of which would be reduced by the $25,000 administrative fee, in accordance with the terms of the Amended A&R Closing Agreement.

On October 4, 2023, the First Triton Shares were received by Triton. Pursuant to the Amended A&R Closing Agreement, on the fifth business day following the day that the First Triton Shares were received, Triton was required to pay the Registrant approximately $45,841, based on a price per share of $1.3447, equal to 85% of $1.582, the lowest daily volume-weighted average price of the Class B Common Stock during the five-business-day period ending October 11, 2023, less the $25,000 administrative fee. The Registrant received payment of this amount on October 13, 2023.

Under a Second Amendment to Triton Amended and Restated Closing Agreement (the “Second Triton Amendment”), dated as of December 30, 2023, the Registrant and Triton agreed to amend the Amended A&R Closing Agreement to provide that the Amended A&R Closing Agreement will expire on March 31, 2024, instead of December 30, 2023. The Second Triton Amendment did not amend any of the other provisions of the Amended A&R Closing Agreement.

Under a Third Amendment to Amended and Restated Closing Agreement (the “Third Triton Amendment”), dated as of March 29, 2024, the Registrant and Triton agreed to amend the Amended A&R Closing Agreement to provide that the Amended A&R Closing Agreement will expire on April 30, 2024, instead of March 31, 2024. The Third Triton Amendment did not amend any of the other provisions of the Amended A&R Closing Agreement.

Pursuant to the Amended A&R Closing Agreement, as amended by each of the Second Triton Amendment and the Third Triton Amendment, on March 27, 2024, the Registrant delivered a Triton Closing Notice to Triton informing Triton that the Registrant had elected to exercise its right to sell Triton 124,318 Triton Shares (the “Second Triton Shares”). The price of each of the Second Triton Shares was required to be 85% of the lowest daily volume-weighted average price of the Class B Common Stock during the five business days prior to the Triton Closing for the sale of the Second Triton Shares (the “Second Triton Closing”), and the Second Triton Closing was required to occur within five business days after the date that the Second Triton Shares were received by Triton.

On April 10, 2024, the date of the Second Triton Closing, the price of the Second Triton Shares was determined to be $1.70 per share based on the lowest daily volume-weighted average price of the Class B Common Stock during the five business days prior to the Second Triton Closing. On April 17, 2024, the Registrant received gross proceeds of $211,341.

Private Placement with Ionic Ventures, LLC

Securities Purchase Agreement

Under a Securities Purchase Agreement, dated as of May 24, 2024, as amended by a First Amendment to Securities Purchase Agreement, dated as of June 13, 2024 (as amended, the “Ionic Purchase Agreement”), between the Registrant and Ionic Ventures, LLC, a California limited liability company (“Ionic”), the Registrant agreed to the issuance and sale of up to 330 shares of the Registrant’s newly designated Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”), for maximum gross proceeds of $3,000,000. The shares of the Series A Preferred Stock are convertible into shares of Class B Common Stock. Pursuant to the Ionic Purchase Agreement, we are required to issue and sell 165 shares of Series A Preferred Stock at each of two closings subject to the satisfaction of the terms and conditions for each closing. The first closing (the “First Closing”) occurred on May 24, 2024 for the issuance and sale of 165 shares of Series A Preferred Stock for gross proceeds of $1,500,000. The second closing (the “Second Closing”), for the issuance and sale of 165 shares of Series A Preferred Stock for gross proceeds of $1,500,000, occurred on July 29, 2024, which was the first business day on which the conditions specified in the Ionic Purchase Agreement for the Second Closing were satisfied or waived, including the filing and effectiveness of the First Registration Statement (as defined below) and the effectiveness of the Stockholder Approval (as defined below).

Registration Rights Agreement

In connection with the Ionic Purchase Agreement, the Registrant agreed to provide certain registration rights to Ionic, pursuant to the Registration Rights Agreement, dated as of May 24, 2024, between the Registrant and Ionic (the “Ionic Registration Rights Agreement”). The Ionic Registration Rights Agreement provides for the registration for resale of any and all shares of Class B Common Stock issuable to Ionic with respect to the shares of Series A Preferred Stock under the Ionic Purchase Agreement (the “Registrable Conversion Shares”). Within the later of 15 calendar days of the First Closing or May 24, 2024, the Registrant was required to file a registration statement (the “First Registration Statement”) for the offer and resale of the maximum number of Registrable Conversion Shares permitted to be covered in accordance with applicable SEC rules, regulations and interpretations. The First Registration Statement was required to be declared effective within 45 days of the First Closing, or 90 days if the First Registration Statement received a review. Pursuant to these requirements, a Registration Statement on Form S-1 (File No. 333-280020), was originally filed by the Registrant with the SEC on June 7, 2024, and as amended, was filed to register the offer and resale of 385,894 shares of Class B Common Stock by Ionic, which, together with certain other securities registered for resale on the same registration statement, was considered the maximum number of Registrable Conversion Shares permitted to be covered in accordance with applicable SEC rules, regulations and interpretations, and was declared effective by the SEC on July 24, 2024. Following the Second Closing, which occurred on July 29, 2024, for the issuance and sale of an additional 165 shares of Series A Preferred Stock for gross proceeds of $1,500,000, the Registrant was required to file a registration statement (the “Second Registration Statement”) within 15 days of the Second Closing for the offer and resale of the maximum number of Registrable Conversion Shares permitted to be covered in accordance with applicable SEC rules, regulations and interpretations. The Second Registration Statement was required to be declared effective within 45 days of the Second Closing, or 90 days if the Second Registration Statement received a review. Pursuant to these requirements, a Registration Statement on Form S-1 (File No. 333-281438), was originally filed by the Registrant with the SEC on August 9, 2024, and as amended, was filed to register the offer and resale of 482,120 shares of Class B Common Stock by Ionic, which, together with certain other securities registered for resale on the same registration statement, was considered the maximum number of Registrable Conversion Shares permitted to be covered in accordance with applicable SEC rules, regulations and interpretations, and was declared effective by the SEC on September 11, 2024.

In the event the number of shares of Class B Common Stock available under the First Registration Statement and the Second Registration Statement is insufficient to cover all of the Registrable Conversion Shares, we are required to file at least one additional registration statement (each of such additional registration statement, the First Registration Statement, and the Second Registration Statement, and collectively, the “Registration Statement”) within 14 days of the date that the necessity arises and that such additional Registration Statement may be filed under SEC rules to cover such Registrable Conversion Shares up to the maximum permitted to be covered under SEC rules, which must be made effective within 45 days of such date, or 90 days if such additional Registration Statement receives a review. Pursuant to these requirements, this registration statement was filed with the SEC.

Any failure to meet the filing deadline for either the First Registration Statement or the Second Registration Statement (“Filing Failure”) would have resulted in liquidated damages of 20,000 shares of Class B Common Stock. Any failure to meet the effectiveness deadline for any Registration Statement (“Effectiveness Failure”) will result in liquidated damages of 20,000 shares of Class B Common Stock. Each of the shares issuable upon a Filing Failure or an Effectiveness Failure must also be covered by a Registration Statement to the same extent as the Registrable Conversion Shares. We are required to use our best efforts to keep each Registration Statement effective until all such shares of Class B Common Stock are sold or may be sold without restriction pursuant to Rule 144 under the Securities Act (“Rule 144”), and without the requirement for us to be in compliance with the current public information requirement under Rule 144.

Terms of Series A Convertible Preferred Stock under Certificate of Designation and Securities Purchase Agreement

Pursuant to the Ionic Purchase Agreement, on May 24, 2024, we filed the Certificate of Designation of Series A Convertible Preferred Stock of the Registrant with the Secretary of State of the State of Nevada, as amended by the Certificate of Amendment to Designation filed with the Secretary of State of the State of Nevada on June 14, 2024, as amended by the Certificate of Amendment to Designation filed with the Secretary of State of the State of Nevada on September 4, 2024 at 9:58 AM Pacific Daylight Time, as amended by the Certificate of Amendment to Designation filed with the Secretary of State of the State of Nevada on September 4, 2024 at 11:38 AM Pacific Daylight Time (as amended, the “Certificate of Designation”), designating 660 shares of the Registrant’s Preferred Stock, $0.0001 par value per share, as “Series A Convertible Preferred Stock,” and setting forth the voting and other powers, preferences and relative, participating, optional or other rights of the Series A Preferred Stock. Each share of Series A Preferred Stock has an initial stated value (“Stated Value”) of $10,000 per share.

The Series A Preferred Stock ranks senior to all other capital stock of the Registrant with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Registrant, unless the holders of the majority of the outstanding shares of Series A Preferred Stock consent to the creation of other capital stock of the Registrant that is senior or equal in rank to the Series A Preferred Stock.

Holders of Series A Preferred Stock will be entitled to receive cumulative dividends, in shares of Class B Common Stock (or cash at the Registrant’s option) on the Stated Value at an annual rate of 6% (which will increase to 12% if a Triggering Event (as defined in the Certificate of Designation) occurs until such Triggering Event, if curable, is cured). Dividends will be payable upon conversion or redemption of the Series A Preferred Stock.

Holders of Series A Preferred Stock will be entitled to convert shares of Series A Preferred Stock into a number of shares of Class B Common Stock determined by dividing the Stated Value of such shares (plus any accrued but unpaid dividends and other amounts due, unless paid by the Registrant in cash) by the conversion price of the Series A Preferred Stock (the “Conversion Price”). The initial Conversion Price is $3.75, subject to adjustment including adjustments due to full-ratchet anti-dilution provisions. Holders may elect to convert shares of Series A Preferred Stock to Class B Common Stock at an alternate Conversion Price equal to 85% (or 70% if the Registrant’s Class B Common Stock is suspended from trading on or delisted from a principal trading market or upon occurrence of a Triggering Event) of the average of the lowest daily volume weighed average price of the Class B Common Stock during the Alternate Conversion Measuring Period (as defined in the Certificate of Designation).

A holder of Series A Preferred Stock may not convert the Series A Preferred Stock into Class B Common Stock to the extent that such conversion would cause such holder’s beneficial ownership of Class B Common Stock to exceed 4.99% of the outstanding Class B Common Stock immediately after conversion, which may be increased by the holder to up to 9.99% upon no fewer than 61 days’ prior notice (the “Series A Beneficial Ownership Limitation”). Any conversion of shares of Series A Preferred Stock that would result in the holder beneficially owning in excess of 4.99% of the shares of Class B Common Stock will not be effected, and the shares of Class B Common Stock that would cause such excess will be held in abeyance and not issued to the holder until the date the Registrant is notified by the holder that its ownership is less than 4.99%, at the applicable Conversion Price, and subject to the holder’s compliance with other applicable procedural requirements for conversion. Holders of Series A Preferred Stock are not prohibited from delivering a Conversion Notice (as defined by the Certificate of Designation) while another Conversion Notice remains outstanding.

The Certificate of Designation provides that the Conversion Price may not be lower than a floor price (the “Floor Price”) of $0.4275 per share, subject to adjustment for stock splits and similar transactions. The Series A Preferred Stock also may not be converted except to the extent that the shares of Class B Common Stock issuable upon such conversion may be resold pursuant to Rule 144 or an effective and available registration statement.

If a conversion of Series A Preferred Stock would have resulted in the issuance of an amount of shares of Class B Common Stock exceeding 19.99% of the common stock outstanding as of the date of the signing of the related binding agreement, which number of shares would be reduced, on a share-for-share basis, by the number of shares of common stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the Certificate of Designation under applicable rules of Nasdaq, including Nasdaq Listing Rule 5635(d) (such amount, the “Exchange Limitation”), the Conversion Price would have been required to be at least equal to the price (the “Minimum Price”) that would be the lower of the last closing price of the stock immediately preceding the signing of the related binding agreement and the average closing price for the five Trading Days (as defined below) immediately preceding the signing of the related binding agreement, before the effectiveness of the approval of such number of the holders of the outstanding shares of the Registrant’s voting securities as required by the Bylaws of the Registrant (the “Bylaws”) and the NRS, to ratify and approve all of the transactions contemplated by the Transaction Documents (as defined in the Ionic Purchase Agreement), including the issuance of all of the shares of Series A Preferred Stock and shares of Class B Common Stock upon conversion of the shares of Series A Preferred Stock, all as may be required by the applicable rules and regulations of The Nasdaq Capital Market tier of Nasdaq (or any successor entity) (the “Stockholder Approval”). In the event that the Conversion Price on a Conversion Date (as defined in the Certificate of Designation) would have been less than the applicable Minimum Price or the Floor Price if not for the immediately preceding sentence, then, upon any conversion of shares of Series A Preferred Stock, the Stated Value will automatically be increased by an amount equal to the product obtained by multiplying (A) the higher of (I) the highest price that the Class B Common Stock trades at on the Trading Day immediately preceding the Conversion Date and (II) the applicable Conversion Price and (B) the difference obtained by subtracting (I) the number of shares of Class B Common Stock delivered (or to be delivered) to the holder on the applicable Conversion Date with respect to such conversion of shares of Series A Preferred Stock from (II) the quotient obtained by dividing (x) the Stated Value (plus any accrued but unpaid dividends and other amounts due on such shares) of the Series A Preferred Stock being converted that the holder has elected to be the subject of the applicable conversion, by (y) the applicable Conversion Price.

The Ionic Purchase Agreement required that the Registrant obtain the Stockholder Approval, by the prior written consent of the requisite stockholders as required by the Bylaws and the NRS, to ratify and approve all of the transactions contemplated by the Transaction Documents, including the issuance of all of the shares of Series A Preferred Stock and shares of Class B Common Stock issuable upon conversion of such shares pursuant to the Ionic Purchase Agreement, all as may be required by the applicable rules and regulations of The Nasdaq Capital Market tier of Nasdaq (or any successor entity). The Ionic Purchase Agreement and the Certificate of Designation further required that the Registrant file a Preliminary Information Statement on Schedule 14C with the SEC within 10 days of the date of the First Closing followed by the filing of a Definitive Information Statement on Schedule 14C with the SEC within 20 days of the date of the First Closing, or within 45 days of the date of the First Closing if delayed due to a court or regulatory agency, including but not limited to the SEC, which was required to disclose the Stockholder Approval. In accordance with the rules of the SEC, the Stockholder Approval was required to become effective 20 days after the Definitive Information Statement was sent or given in accordance with SEC rules.

In accordance with the requirements and provisions described above, on May 24, 2024, the Registrant obtained the execution of a written consent in lieu of a special meeting of a majority of the voting power of the stockholders of the Registrant approving a resolution approving the issuance of Class B Common Stock in aggregate in excess of the limitations provided by Nasdaq Listing Rule 5635(d), including that an amount of shares of Class B Common Stock equal to or greater than 20% of the total common stock or voting power outstanding on the date of the Certificate of Designation may be issued pursuant to the Certificate of Designation at a price that may be less than the Minimum Price. On May 31, 2024, the Registrant filed a Preliminary Information Statement on Schedule 14C with the SEC. On June 13, 2024, the Registrant filed a Definitive Information Statement on Schedule 14C with the SEC disclosing the Stockholder Approval. As of the 20th day following actions meeting these and other applicable requirements, the Registrant will be permitted to issue more than the limited number of shares as defined by the Exchange Limitation, at a Conversion Price that may be below the Minimum Price.

Under the Ionic Purchase Agreement, if the closing price of the Class B Common Stock falls below $3.75 per share, the holder’s total sales of Class B Common Stock will be restricted. The holder may only sell either the greater of $25,000 per Trading Day or 15% of the daily trading volume of the Class B Common Stock reported by Bloomberg, LP, until the closing price exceeds $3.75. “Trading Day” is defined as a day on which the principal trading market for the Class B Common Stock is open for trading for at least six hours.

In addition, while any of the shares of Series A Preferred Stock are outstanding, if the closing price of the Class B Common Stock is equal to or less than $0.4275 per share for a period of ten consecutive Trading Days, then the Registrant will promptly take all corporate action necessary to authorize a reverse stock split of the Class B Common Stock by a ratio equal to or greater than 300% of the quotient obtained by dividing $0.4275 by the lowest closing price of the Class B Common Stock during such ten-Trading Day period, including calling a special meeting of stockholders to authorize such reverse stock split or obtaining written consent for such reverse stock split, and voting the management shares of the Registrant in favor of such reverse stock split.

The Series A Preferred Stock will automatically convert to Class B Common Stock upon the 24-month anniversary of the initial issuance date of the Series A Preferred Stock.

The Registrant will have the right at any time to redeem all or any portion of the Series A Preferred Stock then outstanding at a price equal to 110% of the Stated Value plus any accrued but unpaid dividends and other amounts due.

Holders of the Series A Preferred Stock will generally have the right to vote on an as-converted basis with the Class B Common Stock, subject to the Series A Beneficial Ownership Limitation.

Under the Ionic Purchase Agreement, the Registrant may not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, any securities of the Registrant without the prior express written consent of Ionic (other than as required by the Certificate of Designation). In addition, the Registrant generally may not sell securities in a financing transaction while Ionic beneficially owns any shares of Series A Preferred Stock or common stock until the end of the 30-day period following the initial date of the effectiveness of each Registration Statement or during any Alternate Conversion Measuring Period. In addition, the Registrant may not file any other registration statement or any offering statement under the Securities Act, other than a registration statement on Form S-8 or supplements or amendments to registration statements that were filed and effective as of the date of the Ionic Purchase Agreement (solely to the extent necessary to keep such registration statements effective and available and not with respect to any Subsequent Placement), unless each of the First Registration Statement and the Second Registration Statement is effective and the respective prospectuses are available for use, or the outstanding shares of Series A Preferred Stock and underlying shares of Class B Common Stock may be resold without limitation under Rule 144.

Issuance of Warrants to Boustead Securities, LLC and Assignment of Rights to July 2024 Boustead Warrant

Pursuant to the engagement letter agreement, dated November 29, 2021, with Boustead Securities, LLC, a registered broker-dealer (“Boustead”), and the Registrant (the “Boustead Engagement Letter”), during the term that began on November 29, 2021 and ending 12 months following the termination or expiration of the Boustead Engagement letter, which occurred on February 7, 2024, if the Registrant sells securities in an investment transaction, the Registrant must compensate Boustead with a cash fee equal to 7% of gross proceeds, a non-accountable expense allowance equal to 1% of gross proceeds, and reimburse Boustead for all reasonable invoiced out-of-pocket expenses in connection with its performance of any services. The Registrant must also issue Boustead warrants that may be exercised to purchase an amount of shares that is equal to 7% of the shares issued or underlying the securities issued in the investment transaction. Each warrant must be exercisable for a period of five years, contain cashless exercise provisions, and carry piggyback registration rights. The exercise price per share of each warrant was required to be equal to the lower of the fair market value per share of the common stock, the price per share sold in the financing, or the exercise or conversion price of warrants or convertible securities sold in the financing. Such compensation terms were subject to adjustment in accordance with the rules of FINRA or otherwise require adjustment. Pursuant to the Underwriting Agreement, dated as of February 2, 2023, between the Registrant and Boustead, as representative of the underwriters of our initial public offering (the “Underwriting Agreement”), all terms and conditions of the Boustead Engagement Letter that are not subject to the terms and conditions of the Underwriting Agreement, including the ongoing compensation terms under the Boustead Engagement Letter, remain in full force and effect. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Engagement Letter with Boustead Securities, LLC” of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference herein, for a description of related terms of the Boustead Engagement Letter.

In connection with the 2022 Private Placements, pursuant to the Boustead Engagement Letter, in addition to payments of a total success fee of $52,500, or 7% of the gross proceeds for the sale of the shares sold in the 2022 Private Placements, and a non-accountable expense allowance of $7,500, or 1% of the total proceeds for the sale of the shares sold in the 2022 Private Placements, the Registrant issued Boustead warrants to purchase up to 10,500 shares of Class B Common Stock in aggregate, with an exercise price of $31.25 per share, subject to adjustment, five-year terms, and cashless exercise and piggyback registration rights.

In connection with the First Triton Closing, pursuant to the Boustead Engagement Letter and the Underwriting Agreement, the Registrant was required to pay Boustead a fee equal to 7% of the gross proceeds, and non-accountable expense allowance equal to 1% of the gross proceeds for the sale of the First Triton Shares. In addition, the Registrant issued a warrant to Boustead for the purchase of 3,688 shares of Class B Common Stock, equal to 7% of the number of the First Triton Shares, with an exercise price of $1.3447 per share, subject to adjustment, a five-year term, and cashless exercise and piggyback registration rights.

In connection with the Second Triton Closing, pursuant to the Boustead Engagement Letter and the Underwriting Agreement, the Registrant paid Boustead a fee equal to 7% of the gross proceeds and a non-accountable expense allowance equal to 1% of the gross proceeds for sale of the Second Triton Shares. In addition, the Registrant issued a warrant to Boustead for the purchase of 8,702 shares of Class B Common Stock, equal to 7% of the number of the Triton Shares, with an exercise price of $1.70 per share, subject to adjustment, a five-year term, and cashless exercise and piggyback registration rights.

In connection with the Ionic Purchase Agreement, the Registrant paid Boustead total fees equal to 7% of the gross proceeds and a non-accountable expense allowance equal to 1% of the gross proceeds for the sale of the shares of Series A Preferred Stock for a total amount of $240,000. In addition, on the date of the First Closing (May 24, 2024), the Registrant was required to issue a warrant to Boustead for the purchase of 30,800 shares of Class B Common Stock, equal to 7% of the number of shares of Class B Common Stock that may be issued upon conversion of the shares of Series A Preferred Stock sold at the First Closing at the initial Conversion Price of $3.75 per share (the “May 2024 Boustead Warrant”). On the date of the Second Closing (July 29, 2024), the Registrant was required to issue a warrant to Boustead for the purchase of 30,800 shares of Class B Common Stock, equal to 7% of the number of shares of Class B Common Stock that may be issued upon conversion of the shares of Series A Preferred Stock sold at the Second Closing at the initial Conversion Price of $3.75 per share (the “July 2024 Boustead Warrant”).

Pursuant to an Assignment and Assumption Agreement, dated as of July 30, 2024, among Boustead, Sutter Securities, Inc., a registered broker-dealer and an affiliate of Boustead (“Sutter”), and the Registrant (the “First July 2024 Boustead Warrant Assignment Agreement”), all of the rights to the July 2024 Boustead Warrant were assigned by Boustead to Sutter. Pursuant to an Assignment and Assumption Agreement, dated as of July 30, 2024, among Sutter, Michael R. Jacks (the “Boustead Warrant Assignee”), Boustead, and the Registrant (the “Second July 2024 Boustead Warrant Assignment Agreement”), all of the rights to the July 2024 Boustead Warrant were assigned by Sutter to the Boustead Warrant Assignee, a registered representative of Sutter. Pursuant to the First July 2024 Boustead Warrant Assignment Agreement and the Second July 2024 Boustead Warrant Assignment Agreement, the July 2024 Boustead Warrant was cancelled, and a warrant (the “July 2024 Boustead Assignee Warrant”) was issued to the Boustead Warrant Assignee. The terms of the July 2024 Boustead Assignee Warrant are identical to those of the July 2024 Boustead Warrant.

The May 2024 Boustead Warrant and the July 2024 Boustead Assignee Warrant have an exercise price of $3.75 per share, subject to adjustment, five-year terms, and cashless exercise and piggyback registration rights.

General

Unless otherwise stated above, the issuances of these securities were made in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D thereunder for the offer and sale of securities not involving a public offering.

No underwriter was engaged in connection with the foregoing sales of securities. The Registrant has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial conditions of the Registrant, and all of those individuals or entities purchasing securities represented that they were accredited investors, acquiring the shares for investment and without a view to the distribution thereof. At the time of issuance, all of the foregoing securities were deemed to be restricted securities for purposes of the Securities Act and the certificates representing such securities bore legends to that effect.

Item 16. Exhibits.

(a)	Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 11, 2022, by and between Asset Entities Limited Liability Company and Asset Entities Inc. (incorporated by reference to Exhibit 2.1 to Registration Statement on Form S-1 filed on September 2, 2022)
3.1	Articles of Incorporation of Asset Entities Inc. (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1 filed on September 2, 2022)
3.2	Bylaws of Asset Entities Inc. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1 filed on September 2, 2022)
3.3	Certificate of Designation of Series A Convertible Preferred Stock of Asset Entities Inc. filed with the Secretary of State of the State of Nevada on May 24, 2024 (incorporated by reference to Exhibit 3.3 to Registration Statement on Form S-1 filed on June 7, 2024)
3.4	Certificate of Amendment to Designation of Asset Entities Inc. filed with the Secretary of State of the State of Nevada on June 14, 2024 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on June 20, 2024)
3.5	Certificate of Change of Asset Entities Inc. filed with the Secretary of State of the State of Nevada on June 27, 2024 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on June 28, 2024)
3.6*	Certificate of Amendment to Designation of Series A Convertible Preferred Stock of Asset Entities Inc. filed with the Secretary of State of the State of Nevada at 9:58 AM Pacific Daylight Time on September 4, 2024
3.7*	Certificate of Amendment to Designation of Series A Convertible Preferred Stock of Asset Entities Inc. filed with the Secretary of State of the State of Nevada at 11:38 AM Pacific Daylight Time on September 4, 2024
4.1	Warrant To Purchase Class B Common Stock issued to Boustead Securities, LLC, dated June 9, 2022 (incorporated by reference to Exhibit 4.2 to Annual Report on Form 10-K filed on March 31, 2023)
4.2	Warrant To Purchase Class B Common Stock issued to Boustead Securities, LLC, dated October 7, 2022 (incorporated by reference to Exhibit 4.3 to Annual Report on Form 10-K filed on March 31, 2023)
4.3	Warrant To Purchase Class B Common Stock issued to Boustead Securities, LLC, dated October 21, 2022 (incorporated by reference to Exhibit 4.4 to Annual Report on Form 10-K filed on March 31, 2023)
4.4	Common Stock Purchase Warrant issued to Boustead Securities, LLC, dated February 7, 2023 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on February 8, 2023)
4.5	Form of Pre-Funded Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on August 7, 2023)
4.6	Form of Warrant To Purchase Class B Common Stock issuable to Boustead Securities, LLC (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed on August 7, 2023)
4.7	Warrant To Purchase Class B Common Stock issued to Boustead Securities, LLC, dated as of May 24, 2024 (incorporated by reference to Exhibit 4.1 to Form 8-K filed on May 28, 2024)
4.8	Warrant To Purchase Class B Common Stock issued to Michael R. Jacks, dated as of July 29, 2024 (incorporated by reference to Exhibit 4.8 to Registration Statement on Form S-1 filed on filed on August 9, 2024)
5.1*	Legal Opinion of Fennemore Craig P.C.
10.1†	Employment Letter Agreement between Asset Entities Inc. and Arshia Sarkhani, dated as of April 21, 2022 (incorporated by reference to Exhibit 10.1 to Registration Statement on Form S-1 filed on September 2, 2022)
10.2†	Employment Letter Agreement between Asset Entities Inc. and Matthew Krueger, dated as of April 21, 2022 (incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-1 filed on September 2, 2022)
10.3†	Employment Letter Agreement between Asset Entities Inc. and Kyle Fairbanks, dated as of April 21, 2022 (incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-1 filed on September 2, 2022)
10.4†	Employment Letter Agreement between Asset Entities Inc. and Arman Sarkhani, dated as of April 21, 2022 (incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-1 filed on September 2, 2022)
10.5†	Employment Letter Agreement between Asset Entities Inc. and Jason Lee, dated as of November 10, 2023 (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed on November 15, 2023)
10.6†	Consulting Letter Agreement between Asset Entities Inc. and Michael Gaubert, dated as of April 21, 2022 (incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-1 filed on September 2, 2022)

10.7†	Independent Director Agreement between Asset Entities Inc. and John A. Jack II, dated May 2, 2022 (incorporated by reference to Exhibit 10.12 to Annual Report on Form 10-K filed on March 31, 2023)
10.8†	Independent Director Agreement between Asset Entities Inc. and Richard A. Burton, dated May 2, 2022 (incorporated by reference to Exhibit 10.13 to Annual Report on Form 10-K filed on March 31, 2023)
10.9†	Independent Director Agreement between Asset Entities Inc. and Scott K. McDonald, dated May 2, 2022 (incorporated by reference to Exhibit 10.14 to Annual Report on Form 10-K filed on March 31, 2023)
10.10	Form of Indemnification Agreement between Asset Entities Inc. and each officer or director (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed on May 16, 2024)
10.11†	Asset Entities Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to Registration Statement on Form S-1 filed on September 2, 2022)
10.12†	Form of Stock Option Agreement for Asset Entities Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to Registration Statement on Form S-1 filed on September 2, 2022)
10.13†	Form of Restricted Stock Award Agreement for Asset Entities Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.15 to Registration Statement on Form S-1 filed on September 2, 2022)
10.14†	Form of Restricted Stock Unit Award Agreement for Asset Entities Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.16 to Registration Statement on Form S-1 filed on September 2, 2022)
10.15	Renewal Service Agreement, dated as of June 9, 2024, between Asset Entities, LLC and Regus Management Group, LLC (incorporated by reference to Exhibit 10.17 to Registration Statement on Form S-1 filed on August 9, 2024)
10.16	Renewal Service Agreement, dated as of November 9, 2023, between Asset Entities, LLC and Regus Management Group, LLC (incorporated by reference to Exhibit 10.18 to Registration Statement on Form S-1 filed on August 9, 2024)
10.17	Renewal Service Agreement, dated as of October 10, 2023, between Asset Entities, LLC and Regus Management Group, LLC (incorporated by reference to Exhibit 10.19 to Registration Statement on Form S-1 filed on August 9, 2024)
10.18	Underwriting Agreement, dated February 2, 2023, by and between Asset Entities Inc. and Boustead Securities, LLC (as representative of the underwriters named therein) (incorporated by reference to Exhibit 1.1 to Current Report on Form 8-K filed on February 8, 2023)
10.19†	Amendment to Letter Agreement between Arman Sarkhani and Asset Entities Inc., dated as of August 15, 2023 (incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q filed on November 14, 2023)
10.20	Asset Purchase Agreement by and among Asset Entities Inc., Ternary Inc., Ternary Developments Inc., OptionsSwing Inc., and Jason Lee, dated as of November 10, 2023 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on November 15, 2023)
10.21†	Independent Director Agreement between Asset Entities Inc. and David Reynolds, dated as of May 16, 2024 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on May 16, 2024)
10.22	Form of Securities Purchase Agreement, dated as of May 24, 2024 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on May 28, 2024)
10.23	Form of Registration Rights Agreement, dated as of May 24, 2024 (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed on May 28, 2024)
10.24	Form of First Amendment to Securities Purchase Agreement, dated as of June 13, 2024 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on June 20, 2024)
10.25	Waiver and Consent, dated as of September 20, 2024, between Asset Entities Inc. and Ionic Ventures, LLC (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on September 23, 2024)
10.26	Limited Waiver and Consent, dated as of September 26, 2024, between Asset Entities Inc. and Boustead Securities, LLC (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on September 27, 2024)
10.27	Sales Agreement, dated as of September 27, 2024, between Asset Entities Inc. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on September 30, 2024)
23.1*	Consent of WWC, Professional Corporation
23.2*	Consent of Fennemore Craig P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
107*	Filing Fee Table

*	Filed herewith

†	Executive compensation plan or arrangement

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”), pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the  Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 31, 2024.

Asset Entities Inc.

By:	/s/ Arshia Sarkhani
Arshia Sarkhani Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Arshia Sarkhani and Matthew Krueger as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre- and post-effective amendments) to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Arshia Sarkhani	Chief Executive Officer, President and Director	October 31, 2024
Arshia Sarkhani	(principal executive officer)

/s/ Matthew Krueger	Chief Financial Officer, Treasurer and Secretary	October 31, 2024
Matthew Krueger	(principal financial and accounting officer)

/s/ Michael Gaubert	Executive Chairman and Director	October 31, 2024
Michael Gaubert

/s/ Kyle Fairbanks	Executive Vice-Chairman, Chief Marketing Officer and Director	October 31, 2024
Kyle Fairbanks

/s/ Richard A. Burton	Director	October 31, 2024
Richard A. Burton

/s/ John A. Jack II	Director	October 31, 2024
John A. Jack II

/s/ Scott K. McDonald	Director	October 31, 2024
Scott K. McDonald

/s/ David Reynolds	Director	October 31, 2024
David Reynolds